AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 14, 2000
                                                    REGISTRATION NO. 333-

===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              POSITRON CORPORATION

            TEXAS                     3845                      76-0083622
(State or other jurisdiction    (Primary Standard            (I.R.S. Employer
    of incorporation or            Industrial             Identification Number)
    other organization)       Classification Code)


            1304 LANGHAM CREEK DRIVE, SUITE 300, HOUSTON, TEXAS 77084
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                            GARY H. BROOKS, PRESIDENT
            1304 LANGHAM CREEK DRIVE, SUITE 300, HOUSTON, TEXAS 77084
                           (NAME OF AGENT FOR SERVICE)
                      ------------------------------------
                                   COPIES TO:
                                 ROGER S. MERTZ
                   ALLEN, MATKINS, LECK, GAMBLE & MALLORY LLP
                                 333 BUSH STREET
                         SAN FRANCISCO, CALIFORNIA 94104
                            TELEPHONE: (415) 837-1515
                            FACSIMILE: (415) 837-1516
                      ------------------------------------
                  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED
              SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE
                 EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                      ------------------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

     If this Form is a  post-effective  amendment  filed pursuant to Rule 462(c)
under  the  Securities  Act of  1933,  check  the  following  box and  list  the
Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a  post-effective  amendment  filed pursuant to Rule 462(d)
under  the  Securities  Act of  1933,  check  the  following  box and  list  the
Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                      ------------------------------------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================

          TITLE OF SECURITIES                              PROPOSED MAXIMUM   PROPOSED MAXIMUM
           TO BE REGISTERED               AMOUNT TO BE      OFFERING PRICE       AGGREGATE          AMOUNT OF
                                           REGISTERED        PER SHARE(1)      OFFERING PRICE    REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value               51,172,990           $0.53           $27,121,684           $7,160
--------------------------------------------------------------------------------------------------------------------
Common Stock Underlying Warrants            27,560,000(2)        $0.53           $14,606,800           $3,856
====================================================================================================================
Total                                       78,732,990           $0.53           $41,728,484          $11,016
====================================================================================================================

(1) Estimated solely for the purpose of computing the amount of registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on the average high and low sale prices of registrant's common stock on February 9, 2000.

(2) The warrants may be exercised to purchase shares of common stock. Pursuant to Rule 416 under the Securities Act of 1933, as amended, we are also registering such indeterminable number of additional shares of common stock as may be saleable upon conversion of some of these warrants pursuant to the warrant provisions governing conversion price.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED February 14, 2000

PROSPECTUS

                            POSITRON CORPORATION

                                [LOGO] POSITRON

                                78,732,990 SHARES
                                  COMMON STOCK


The selling stockholders identified in this prospectus are offering 78,732,990 shares of common stock, 27,560,000 of which underlie warrants to purchase common stock which have not yet been exercised. All these securities are being registered for resale only. Positron will not receive any of the proceeds from the sale of shares by the selling stockholders.

Positron's common stock is traded on the over-the-counter securities market ("pink sheets"), and quoted on the NASD's Electronic Bulletin Board under the symbol "POSC.OB" On February 9, 2000, the last reported sales price for the common stock on the Electronic Bulletin Board was $0.56 per share.


INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                             ----------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                        ---------------------------------


                The date of this Prospectus is February 14, 2000.


      You may rely on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the solicitation is unlawful.

                               TABLE OF CONTENTS

                                                                        Page No.

Summary Information ..................................................      3
Risk Factors .........................................................      6
Use of Proceeds ......................................................     17
Selling Stockholders .................................................     17
Plan of Distribution .................................................     19
Legal Proceedings ....................................................     20
Directors, Executive Officers, Promoters and Control Persons .........     21
Security Ownership of Certain Beneficial Owners and Management .......     22
Description of Securities ............................................     24
Interest of Named Experts and Counsel ................................     25
Disclosure of Commission Position on
  Indemnification for Securities Act Liabilities .....................     26
Description of Business ..............................................     26
Management's Discussion and  Analysis of Plan of Operation ...........     29
Description of Property ..............................................     35
Certain Relationships and Related Transactions .......................     35
Market for Common Equity and Related Stockholder Matters .............     36
Executive Compensation ...............................................     38
Changes in and Disagreements With Accountants on
  Accounting and Financial Disclosure ................................     42
Legal Matters ........................................................     44
Where You Can Find More Information ..................................     44
Consolidated Financial Statements ....................................    F-1

                               SUMMARY INFORMATION

TO UNDERSTAND THIS OFFERING FULLY, WE ENCOURAGE YOU TO READ THIS ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE FINANCIAL STATEMENTS AND THE NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY APPEARING ELSEWHERE IN THIS PROSPECTUS.

REFERENCES IN THIS DOCUMENT TO "WE," "US," AND "OUR" REFER TO POSITRON CORPORATION.

THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS. THE OUTCOME OF THE EVENTS DESCRIBED IN THESE FORWARD-LOOKING STATEMENTS IS SUBJECT TO RISKS AND ACTUAL RESULTS COULD DIFFER MATERIALLY. THE SECTIONS ENTITLED "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS," AS WELL AS OTHER SECTIONS IN THIS PROSPECTUS, CONTAIN A DISCUSSION OF SOME OF THE FACTORS THAT COULD CONTRIBUTE TO THOSE DIFFERENCES.


                                   THE COMPANY

Positron Corporation (the "Company") was incorporated in the State of Texas on December 20, 1983, and commenced commercial operations in 1986. We design, manufacture, market and service advanced medical imaging devices utilizing positron emission tomography ("PET") technology under the trade-name POSICAM(TM) systems1. Unlike other currently available imaging technologies, PET technology permits the measurement of the biological processes of organs and tissues as well as producing anatomical and structural images. POSICAM systems, which incorporate patented and proprietary technology, enable physicians to diagnose and treat patients in the area of cardiology, neurology and oncology.

The Food and Drug Administration ("FDA") approved the initial POSICAM system for marketing in 1985. As of October 31, 1999, we have sold sixteen POSICAM systems, of which thirteen are in leading medical facilities in the United States, two are installed in international medical institutions, and one is awaiting installation at a major medical institution in Japan. The Company presently markets its POSICAM systems at list prices of up to $2.0 million depending upon the configuration and equipment options of the particular system.

PET technology is an advanced imaging technique, which permits the measurement of the biological processes of organs and tissues as well as producing anatomical and structural images. Other advanced imaging techniques, such as magnetic resonance imaging ("MRI") and computed tomography ("CT"), produce anatomical and structural images, but do not image or measure biological processes. The ability to measure biological abnormalities in tissues and organs allows physicians to detect disease at an early stage, and provides information which would otherwise be unavailable to diagnose and treat disease. We believe that our PET technology can lower the total cost of diagnosing and tracing certain diseases by providing a means for early diagnosis and reducing expensive invasive or unnecessary procedures, such as angiograms or biopsies which, in addition to being costly and painful, may not be necessary or appropriate.

Commercialization of PET technology commenced in the mid-1980s and the Company is one of several commercial manufacturers of PET imaging systems in the United States. Although the other manufacturers are substantially larger, we believe that our POSICAM systems have proprietary operational and performance characteristics, which may give certain performance advantages over other commercially available PET systems. Such advantages include: (i) high

----------

1 POSICAM(TM) is a registered trademark of Positron. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

count-rate sensitivity which results in faster imaging; (ii) enhanced ability to use certain types of radio pharmaceuticals which reduces reliance on a cyclotron and enhances patient throughput; (iii) ability to minimize patient exposure to radiation; and (iv) ability to minimize false positive and false negative diagnosis of disease. The medical imaging industry, in which we are engaged, is subject to rapid and significant technological change. There can be no assurance that the POSICAM systems can be upgraded to meet future innovations in the PET industry or that new technologies will not emerge, or existing technologies will not be improved, which would render our products obsolete or non-competitive.

Our primary focus to date has been on the clinical cardiology market, where our POSICAM systems have been used to assess the presence and extent of coronary heart disease, such as the effect of arterial blockages and heart damage due to heart attacks. In 1994 and 1995, we made technological advances which allowed us to market our products to the neurological and oncological markets. Neurological applications of POSICAM systems include diagnoses of certain brain disorders, such as epileptic seizures, dementia, stroke, Alzheimer's disease, Pick's disease and Parkinson's disease. In oncology, POSICAM systems are used in the diagnosis and evaluation of melanoma and tumors of the bone and various organs and tissues such as the brain, liver, colon, breasts and lymphatic system.

We have set forth below, in tabular form for convenience, some summary financial information regarding the Company for the years ended December 31, 1997 and 1998, and for the three months and nine months ended September 30, 1999. This information is only a summary. You should read it together with our consolidated financial statements and notes beginning on page F-1.

                       SUMMARY CONSOLIDATED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    YEAR ENDED DECEMBER 31,        THREE             NINE
                                                    -----------------------     MONTHS ENDED     MONTHS ENDED
SELECTED RESULTS OF OPERATIONS:                      1997           1998           9/30/99         9/30/99
                                                    -------        ------       ------------    ------------
REVENUES
    System sales                                   $  1,129       $   --         $   --            $   --
    Fee per scan                                        602            455           --                 137
    Service and component                             1,795          1,553            385             1,088
                                                   --------       --------       --------          --------
  Total Revenues                                      3,526          2,008            385             1,225
                                                   --------       --------       --------          --------
COST OF REVENUES
    System sales                                        698           --             --                  49
    Fee per scan                                        156            118           --                --
    Service, warranty and component                     465            402            171               418
    Provision for inventory obsolescence              1,224           --             --                --
                                                   --------       --------       --------          --------
  Total cost of revenues                              2,543            520            171               467
                                                   --------       --------       --------          --------
GROSS PROFIT                                            983          1,488            214               759
                                                                                                   --------
TOTAL OPERATING EXPENSES                              3,609          1,700            384               749
                                                                                                   --------
INCOME/LOSS FROM OPERATIONS                          (3,931)          (212)          (170)               10
                                                                                                   --------
Income Interest (Expense)                              (524)          (512)            55               (45)
Income (Loss) before extraordinary item              (4,455)          (724)          (115)              (35)
Extraordinary Item, Gain on Foregiveness of Debt       --             --              143               143
                                                   --------       --------       --------          --------
Net Loss                                             (4,455)          (724)           (28)             (108)
                                                   ========       ========       ========          ========
PER SHARE DATA
                                                                                                   --------
Basic and diluted net loss per common share           (0.91)         (0.14)          0.00              0.00
Weighted average number of
  basic shares outstanding (1)                        4,885          5,150         40,278            23,792

(1) See Note 1 to the financial statements for an explanation of the determination of the number of shares used in computing per share data.

              SELECTED BALANCE SHEET DATA
                                                  December 31,    September 30,
                                                      1998            1999
                                                    ------          ------
Assets
   Cash and cash equivalents                        $    8          $8,606
   Accounts receivable                                  99             210
   Inventories                                         391             636
   Prepaid expenses                                     58             103
                                                    ------          ------
      Total current assets                             556           9,555
   Note receivable                                                      30
   Plant and equipment - net                           130             108
                                                    ------          ------
      Total assets                                     686           9,693
                                                    ======          ======
Liabilities
   Notes payable to affiliate                          792               0
   Accounts payable and accrued liabilities          4,723           3,696
   Unearned revenue                                    142              74
   Long term debt to affiliate                         600               0
   Other liabilities                                    68              51
                                                    ------          ------
      Total liabilities                              6,325           3,821
                                                    ------          ------
Stockholders deficit
   Series A and B Preferred stock                    1,582           1,035
   Common stock                                         52             521
   Additional paid in capital                       42,426          53,907
   Accumulated deficit                              (49,684)        (49,576)
   Treasury stock, 60,156 shares at cost                15             (15)
                                                    ------          ------
      Total shareholders equity                     (5,639)         (5,872)
                                                    ------          ------
      Total liabilities and shareholders equity        686           9,693
                                                    ======          ======

                                  THE OFFERING

Securities offered for resale by certain stockholders of our Company

      - up to 51,172,990 shares of Common stock

      - up to 27,560,000 shares of Common Stock underlying warrants

We will not receive any of the proceeds from the resale of these securities, although if all the warrants are exercised, we could receive up to $6,138,000 from the exercise of the warrants.


                                  RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING A DECISION TO BUY OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO MATERIALLY IMPAIR OUR BUSINESS OPERATIONS.

IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS AND THE RELATED NOTES.


IF WE CONTINUE TO EXPERIENCE LOSSES IN THE FUTURE, OUR BUSINESS, FINANCIAL CONDITION AND GROWTH PROSPECTS COULD BE MATERIALLY ADVERSELY AFFECTED.

We have had net losses in each fiscal year since we started operations in 1986. We expect to continue to incur losses on an operating basis for the foreseeable future on both an annual and quarterly basis Losses to date have occurred primarily because we have been unable to sell POSICAM systems in sufficient quantities to be profitable. In addition, and because the price of each POSICAM system is so significant, our revenues fluctuate significantly from quarter to quarter and year to year. We are not able to assure that we will ever achieve the level of operating revenues needed to be profitable in the future or, if we are able to become profitable, that we will be able to remain profitable. Because of these expected losses we may not be able to implement our business plans, and our business, financial condition and growth prospects could be materially adversely affected.

As of December 31, 1998, we had an accumulated deficit of approximately $49,684,000 as the result of our history of net losses. We received new equity capital in July and August 1999 through a private placement involving the sale of stock and warrants for cash. Nonetheless, we believe that it is likely that we will continue to experience operating losses and accumulate deficits for the foreseeable future. For the two most recent fiscal years, our year-end financial statements have contained a qualification from our independent accountants regarding the uncertainty of our ability to continue as a going concern.


IF OUR NEW MANAGEMENT IS NOT ABLE TO IMPROVE AND EXPAND OUR OPERATIONS, OUR BUSINESS AND RESULTS OF OPERATIONS COULD SUFFER.

Effective January 22, 1999 we employed Gary H. Brooks as president of the Company on a part-time basis and thereafter, on September 1, 1999 on a full-time basis. While Mr. Brooks is a very experienced senior executive in the medical imaging field, he has assumed operating responsibility with a very limited management team. If he is not able simultaneously to stabilize our operations, expand our staff, and improve and expand our operations quickly and dramatically, our financial condition, profitability and growth prospects could be materially adversely affected.


IF WE ARE UNABLE TO RETAIN AND ATTRACT QUALIFIED PERSONNEL, OUR BUSINESS COULD SUFFER.

Our ability to grow and our future success depend on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, sales and marketing, customer service and professional personnel. Competition for such employees is intense, particularly with the technical skill set we require, and there can be no assurance that we will be able to successfully attract, assimilate or retain sufficiently qualified personnel. Our failure to retain and attract the necessary technical, managerial, sales and marketing, customer service personnel and experienced professionals could have a material adverse effect on our business, financial condition and results of operations.


IF THE MEDICAL COMMUNITY DOES NOT EMBRACE OUR TECHNOLOGY, OUR BUSINESS AND GROWTH PROSPECTS WILL BE MATERIALLY ADVERSELY AFFECTED.

PET Imaging is an accurate non-invasive method to diagnose or assess the severity of coronary artery disease. Unlike other imaging technologies, PET technology allows a physician to determine whether blood flow to the heart muscle is normal, thereby identifying narrowed coronary arteries, and whether damaged heart muscle is viable and may benefit from treatment such as bypass surgery or angioplasty. Nonetheless, there are other non-invasive methods available to make such diagnoses. We believe that acceptance of our products and services will depend on several factors, including:

         o  cost

         o  reliability

         o  availability of proprietary upgrades

         o reimbursement of PET diagnostic procedures by healthcare insurers and/or the federal Medicare system

         o  cost and reliability of maintenance

         o  ability to incorporate non-proprietary enhancements

We cannot assure you that our technology will gain wide acceptance among physicians, medical groups and hospitals or that medical groups will significantly increase their use of the technology for diagnosis and other medical applications. If the market fails to continue to develop, or develops more slowly than expected, our business, results of operations and financial condition will be adversely affected. In addition we may be unable, for technical or other reasons, to develop and introduce new services or enhancements of existing technology and services in a timely manner, and such services and enhancements may not gain widespread market acceptance. Any of these things could have a material adverse affect on our business, results of operations and financial condition.


IF THERE IS A DECREASE IN THE DEMAND FOR MEDICAL DIAGNOSTIC IMAGING EQUIPMENT AND SERVICES OF ALL TYPES, OUR BUSINESS COULD SUFFER.

Demand for high-end medical diagnostic imaging procedures and devices can be adversely affected by periods of economic slowdown or recession when the public tends to seek less expensive medical services perceived to be almost as effective as those which are superior but more expensive.


IF WE ARE UNABLE TO DIFFERENTIATE OURSELVES FROM COMPETITION IN OUR INDUSTRY, OUR BUSINESS AND GROWTH PROSPECTS COULD BE HARMED.

We face competition from three other commercial manufacturers of PET systems and from other imaging technologies, primarily Single Photon Emission CT ("SPECT"). While we do not believe that MRI and CT scan imaging represent significant competing technologies (PET, MRI and CT scans each provide information not available from the others), we cannot assure that the medical community and our other clients will continue to agree.

In addition, our current primary competition from commercial manufacturers of PET systems comes from General Electric Company ("GE"), Siemens Medical Systems, Inc. in a joint venture with CTI, Inc. of Knoxville, Tennessee ("CTI/Siemens") and ADAC Medical Systems ("ADAC"). GE, CTI/Siemens and ADAC have substantially greater financial, technological and personnel resources than we do.

Moreover, two Japanese manufacturers, Hitachi and Shimadzu, have manufactured and sold PET scanners in Japan but not yet in the United States. These
manufacturers   represent   additional
sources of competition which have substantially greater financial, technological and personnel resources than do we.

The primary competing technology in the nuclear medicine industry is SPECT, which costs substantially less than our systems. While we believe our system is a better diagnostic tool than SPECT imaging, we cannot assure that the medical community will make its decisions on that basis.

High field MRI technology, an advanced version of MRI, is in the development stage, but is a potential competitor to PET in certain neurology and oncology applications. We cannot presently predict the future competitiveness of high field MRI.

Several manufacturers of SPECT systems are now offering multi-head systems, which have been modified to operate in coincidence mode, similar to a PET scanner. These systems achieve spatial resolutions similar to that of PET scanners, but their sensitivity and count rate are only a small fraction of that achieved by true PET scanners. While we believe these systems are useful for only a very limited class of clinical PET studies, we cannot assure that the medical community will adopt that position.


IF THIRD PARTY REIMBURSEMENT IS NOT EXPANDED OR IS OTHERWISE NEGATIVELY AFFECTED, IT WILL SEVERELY AFFECT OUR FINANCIAL POSITION.

Our systems are purchased or leased primarily by medical institutions, which provide health care services to their patients. Such institutions or patients typically bill or seek reimbursement from various third-party payors such as Medicare, Medicaid, other governmental programs and private insurance carriers for the charges associated with the provided healthcare services. We believe that the market success of PET imaging depends largely upon obtaining favorable coverage and reimbursement policies from such programs and carriers.

Prior to March 1995, Medicare and Medicaid did not provide reimbursement for PET imaging. Since then Medicare and Medicaid reimbursement for PET imaging have been, and we believe may continue to be, very restrictive. We further believe that restrictive reimbursement policies have had a very significant adverse affect on widespread use of PET imaging and have, therefore, adversely affected our business, financial condition, results of operations and cash flows.

In recent years, certain procedures have been approved for reimbursement. Whether additional reimbursable procedures will be approved for reimbursement by appropriate regulators, whether insurers will follow, and/or whether the procedure reimbursement level will be sufficient to stimulate the PET market are unknown at this time.

Many insurance carriers currently consider PET imaging to be an investigational procedure and do not reimburse for procedures involving PET imaging.

If third-party coverage for PET procedures using the POSICAM system remains unavailable, it will likely have a material adverse effect on the Company's business, financial condition, results of operations and cash flows. We cannot assure that reimbursement policies for these procedures will change.


IF WE ARE NOT ABLE TO KEEP UP WITH TECHNOLOGICAL CHANGE, IT WILL HAVE A MATERIAL NEGATIVE EFFECT ON OUR BUSINESS.

The industry in which we are engaged is subject to rapid and significant technological change. There can be no assurance that POSICAM systems can be upgraded to meet future innovations in the PET industry or that new technologies will not emerge, or existing technologies will not be improved, which would render our products obsolete or non-competitive. Our competitors in the United States, as described above, have significantly greater financial and technical resources and production and marketing capabilities than we do. In addition, there can be no assurance that other established medical imaging companies, any of which would likely have greater resources than we do, will not enter the market. We also face competition from other imaging technologies which are more firmly established and have a greater market acceptance, including single-photon emission computed tomography (SPECT). There can be no assurance that we will be able to compete successfully against any of our competitors.


IF WE ARE NOT ABLE TO FIRMLY ESTABLISH MARKET ACCEPTANCE, IT WILL HAVE A MATERIAL NEGATIVE EFFECT ON OUR BUSINESS.

The POSICAM systems involve new technology that competes with more established diagnostic techniques. The purchase and installation of a PET system involves a significant capital expenditure on the part of the purchaser. A potential purchaser of a PET system must have an available patient base that is large enough to provide the utilization rate needed to justify such capital expenditure. There can be no assurance that PET technology or our POSICAM systems will be accepted by the target markets or that the Company's sales of POSICAM systems will increase or that we will ever be profitable.


IF OUR PHYSICAL FACILITIES ARE INADEQUATE TO OUR MANUFACTURING NEEDS, IT WILL HAVE A MATERIAL NEGATIVE EFFECT ON OUR ABILITY TO MANUFACTURE AND CONSEQUENTLY SELL OUR PRIMARY PRODUCT.

We believe we currently have the ability to assemble our scanners in a discrete area of our corporate facility located in Houston, Texas. Scanners are generally produced by assembling parts furnished to us by outside suppliers. We believe we can assemble a typical system in two to three months, with an additional month required for testing before delivery. We cannot assure however that our facilities will remain adequate.


IF OUR SUPPLY OF ESSENTIAL PARTS AND MATERIALS IS SEVERELY INTERRUPTED, OR IF THESE PRODUCTS FAIL TO CONTINUE TO MEET OUR NEEDS, IT WILL HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

There are several essential components of our systems which we obtain from limited or sole sources, including bismuth germinate oxide (BGO) crystals which detect positron emissions, and photo-multiplier tubes, which convert the light energy emitted by the crystals into electrical impulses for use in the image reconstruction process. While we attempt to make alternate supply arrangements in the event that the supply of either component is interrupted, we cannot assure that those arrangements can be made and will provide sufficient quantities of those components on a timely or uninterrupted basis. Further, we cannot assure that the cost of supplies will not rise significantly or that components from alternate suppliers will continue to meet our needs and quality control requirements.


IF OUR PATENTS AND OTHER PROPRIETARY TECHNOLOGY FAIL TO PROVIDE MEANINGFUL PROTECTION FROM COMPETITORS, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

We hold certain patent and trade secret rights relating to various aspects of our PET technology, which are of material importance to us and our future prospects. There can be no assurance, however, that our patents will provide meaningful protection from competitors. Even if a competitor's products were to infringe on the patents we hold, it would be costly for us to enforce our rights, and efforts at enforcement would divert funds and resources from our operations. Furthermore, there can be no assurance that our products will not infringe on any patents of others.

In addition, we require each employee and/or consultant to enter into a confidentiality agreement designed to assist in protecting our proprietary rights. There can be no assurance that these agreements will provide meaningful protection or adequate remedies for our trade secrets or proprietary know-how in the event of unauthorized use or disclosure of such information, or that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and proprietary know-how.


IF WE ARE UNABLE TO CONTINUE TO CONDUCT AND SUPPORT RESEARCH AND DEVELOPMENT, IT WILL HAVE A MATERIAL ADVERSE AFFECT ON OUR ABILITY TO DEVELOP AND IMPROVE OUR SYSTEMS.

Our systems are based on proprietary technology initially developed at the University of Texas Health Science Center under a multi-million dollar research program begun in 1979. Since that time, we have funded the necessary further product development and commercialization of the system. These are expensive activities which are critical to our ability to develop and maintain improved systems. During fiscal years 1997, 1998 and the first half of fiscal year 1999, we did not have sufficient funds to conduct substantial research and development activities. There can be no assurance that our inability to conduct such activities during that period will not have an adverse effect on our ability to do so in the future, or that any continuing inability to conduct such activities will not have a material adverse affect on our business as a whole in the future.


IF OUR MARKETING STRATEGY IS UNSUCCESSFUL, IT WILL HAVE A MATERIAL ADVERSE AFFECT ON OUR BUSINESS.

Our initial marketing strategy targeted clinical cardiology based on the initial research conducted at the University of Texas. With the development of the POSICAM HZ and POSICAM HZL series of machines, we are pursuing the full oncology, cardiology and neurology related PET application markets. To market our systems in all these markets, we rely primarily on referrals from users of our existing installed scanners, clinical presentations at professional conferences, and articles in trade journals. There is no assurance that such a strategy is sufficiently aggressive to compete against larger, better funded competitors.

IF WE ARE UNABLE TO SUCCESSFULLY RECRUIT AND RETAINING QUALIFIED PERSONNEL, IT WILL HAVE A MATERIAL ADVERSE AFFECT ON OUR BUSINESS.

Our success depends to a significant degree upon the efforts of our executive officers and key employees. The loss or unavailability of the services of any of our key personnel could have a material adverse effect on our operations. Our success also depends upon our ability to attract and retain qualified personnel in all areas of our business, particularly management, research, marketing, and engineering. There can be no assurance that we will be able to continue to hire and retain a sufficient number of qualified personnel. If we are unable to retain and attract such qualified personnel, our business, operating results and cash flows could be adversely affected.


IF WE ARE UNABLE TO MEET GOVERNMENT REGULATORY REQUIREMENTS, AND/OR IF THOSE REQUIREMENTS BECOME SUBSTANTIALLY MORE DIFFICULT TO MEET, IT MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR ABILITY TO MARKET AND SELL OUR PRODUCTS.

Various aspects of testing, manufacturing, labeling, selling, distributing and promoting our systems and the radiopharmaceuticals used with them are subject to regulation on the federal level by the United States Food and Drug Administration ("FDA") and in Texas by the Texas Department of Health and other similar state agencies. In addition, sales of medical devices outside the United States may be subject to foreign regulatory requirements that vary widely from country to country. The FDA regulates medical devices based on their device classification. Our device is listed as a Class II medical device, whose safety and effectiveness are regulated by the use of special controls such as published performance standards. To date, the FDA has not published performance standards for PET systems. If the FDA does publish performance standards for PET systems, there can be no assurance that the standards will not have a potentially adverse effect on our product, including substantial delays in manufacturing or disrupting our marketing activities. Other FDA controls, reporting requirements and regulations also apply to manufacturers of medical devices, including: reporting of adverse events and injuries, and the mandatory compliance with the Quality System Regulations commonly known as Good Manufacturing Practices.

In addition to the regulatory requirements affecting the day to day operations of our product, the FDA requires medical device manufacturers to submit pre-market clearance information about proposed new devices and/or proposed significant changes to their existing device prior to their introduction into the stream of commerce. This process, commonly referred to as a 510(k)
Clearance, is an extensive written summary of performance information, comparative information with existing medical devices, product labeling information, safetyt and effectiveness information, intended use information, and the like. Until the FDA has had the opportunity to thoroughly review and "clear" the submission, commercial distribution of the product is specifically disallowed. Although the FDA is required to respond to all pre-market notifications within ninety days of receiving them, the FDA often takes longer to respond. One the FDA has cleared the device, it notifies the manufacturer in terms of a "substantial equivalence" letter. The manufacturer may begin marketing the new or modified device when it receives the substantial equivalence letter. If the FDA requires additional information or has specific questions, or if the company is notified that the device is not "substantially equivalent" to a device which has already been cleared, it may not begin the market the device. A non-substantial equivalence determination or requests for additional information of a new or significantly modified product could materially affect our financial results and operations.

Moreover, the FDA routinely inspects medical device manufacturers to determine compliance with Quality System Regulations, and conducted such a routine inspection of the Company's operations in July 1999. The inspection resulted in issuance of four inspectional observations, identifying light minor discrepancies to the Company's internal operation procedures for collection and analysis of service records, data input of information for software testing and the review of a quality report. We have instituted adequate corrective measures for these inspectional observations and have provided that information to the FDA.

In addition to complying with federal requirements, we are required under Texas state law to register with the state Department Health with respect to maintaining radiopharmaceuticals on premises for testing, research and development purposes. While in the past we have received notice of only minor violations which were promptly and easily corrected, and while we believe that we have taken adequate measures to prevent the recurrence of any violations, there is no assurance that violations may not occur in future, which could have a material adverse effect on our operations.

Further, sales of medical devices outside the country may be subject to foreign regulatory requirements. These requirements vary widely from country to country. There is no assurance that the time and effort required to meet those varying requirements may not adversely affect our ability to distribute our systems in some countries.

If we are unsuccessful in minimizing the negative effect of prolonged working capital deficiencies, it will have a material adverse effect on our business going forward.

Particularly during fiscal years 1997, 1998 and the first half of 1999, we had minimal amounts of working capital, and were unable to timely meet some of our obligations as they came due. As a result, we were in arrears to many of our vendors and supplier. We also deferred paying salaries and certain other benefits to certain management level employees. While we have remedied many of those arrearages, and adopted a program to meet all of our obligations, there is no assurance that everyone to whom payments are still owed will cooperate with this program. Such failure to cooperate could have an adverse affect on our ability to implement the program in an orderly fashion.


IF WE ARE UNABLE TO RETURN TO ELIGIBILITY FOR LISTING ON THE NASDAQ SMALLCAP MARKET, THE MARKET PRICE OF OUR STOCK COULD BE ADVERSELY AFFECTED.

Our common stock was listed previously on the NASDAQ SmallCap Market. There are certain standards regarding capital and surplus for the continued listing of a security on the NASDAQ SmallCap Market. In 1997 we failed to maintain our NASDAQ stock market listing, and may not meet the relisting requirements for some time in the future. There can be no assurances that we will ever meet the capital and surplus requirements needed to be re-listed under the NASDAQ SmallCap Market System.

Trading of our Common Stock is currently conducted on the NASD's Electronic Bulletin Board. Trading in the Common Stock is covered by rules promulgated under the Exchange Act for non-

NASDAQ and non-exchange listed securities. Under such rules, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from these rules if the market price is at least $5.00 per share. As of September 30, 1999, the closing price of our Common Stock was less than $1.00. In addition, the SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Our common stock is currently subject to such penny stock rules. The regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. As a penny stock, the market liquidity for our Common Stock is severely affected due to the limitations placed on broker/dealers that sell the Common Stock in the public market.


IF WE ARE UNABLE TO DEVELOP BENEFICIAL FINANCING ARRANGEMENTS, IT MAY HAVE A NEGATIVE EFFECT ON OUR FINANCIAL POSITION GOING FORWARD.

In order to sell our POSICAM systems, we have found it necessary from time to time to participate in ventures with certain customers or otherwise assist customers in their financing arrangements. These venture arrangements have involved lower cash prices for our systems in exchange for interests in the venture. These arrangements expose us to the attendant business risks of the ventures. In certain instances, we have sold our systems to financial intermediaries, which have, in turn, leased the SYSTEM. Such transactions may not give rise to the same economic benefit as would have occurred had we made a direct cash sale at our regular market price on normal sales terms. There can be no assurance that we will not find it necessary to enter similar transactions to effect future sales. Moreover, the nature and extent of our interest in such ventures or the existence of remarketing or similar obligations could require us to account for such transactions as financing arrangements rather than "sales" for financial reporting purposes. Such treatment could have the effect of delaying the recognition of revenue on such TRANSACTIONS and may increase the volatility of our financial results.


IF WE ARE SUBJECT TO SUBSTANTIAL THIRD PARTY LIABILITY CLAIMS, PARTICULARLY IF THE CLAIMS EXCEED OUR INSURANCE COVERAGE, IT WILL HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

The use of our products entails certain risks of product liability. There can be no assurance that product liability claims will not be successfully asserted against us. While we maintain liability insurance coverage in the amount of $1 million per occurrence and an annual aggregate maximum of $2 million, there can be no assurance that we will be able to maintain such insurance in the future or, if maintained, that such insurance will be sufficient in amount to cover any successful product liability claims. Any uninsured liability could have a material adverse effect is our financial position and operation.


BECAUSE WE HAVE NEVER PAID CASH DIVIDENDS ON OUR COMMON STOCK AND DO NOT INTEND TO DO SO IN THE FORESEEABLE FUTURE, THE PRICE OF OUR COMMON STOCK MAY REMAIN VOLATILE.

We have never paid cash dividends on our common stock and do not intend to pay cash dividends on our common stock in the foreseeable future. The Series A Preferred Stock

Statement of Designation prohibits the payment of common stock dividends until all required dividends have been paid on the Series A preferred stock. As of December 31, 1998, approximately $561,000 of preferred stock dividends were undeclared and unpaid.


IF OUR QUARTERLY REVENUES AND OPERATING RESULTS FLUCTUATE SIGNIFICANTLY, THE PRICE OF OUR COMMON STOCK IS LIKELY TO BE MORE VOLATILE.

Due to the substantial price of each system, our quarterly revenues and operating results are likely to vary substantially from quarter to quarter. This in turn may cause the price of our common stock to be volatile. A substantial decline in our stock price is possible at any time. We believe that the
following  factors,   among  others,  could  affect  our  quarterly  results:

         o  fluctuations in sale of systems

         o  the introduction of new products and services by our competitors;

         o the level of consumer interest and confidence in our products and services;

         o the introduction of new products and services by us; o the timing of our release of enhancements to our products and services;

         o our ability to upgrade and develop our information systems and operational infrastructure to accommodate growth;

         o the timing and rate at which we increase our expenses to support projected growth;

         o  the cost of compliance  with federal and state  government  laws and
            regulations,   including  any  changes  in  our  historic   business
            practices that could result from legal interpretations;

         o  any dispute involving our proprietary software;

         o  our announcement of new marketing initiatives;

         o  technical difficulties or service interruptions;

         o  changes  in  our   operating   expenses   and   investment   in  our
            infrastructure;

         o general economic conditions in the United States and economic conditions;

         o  changes  in  estimates  of  our  future  financial   performance  by
            securities analysts;

         o  additions or departures of key executives  and operating  personnel;
            and

         o  sales of our common stock or other securities in the open market.

Accordingly, we believe period-to-period comparisons of our operating results are not meaningful and the results for any period should not be relied upon as an indication of future performance. Our operating results may fail to meet our expectations or those of analysts who follow us. Any such failure could cause the price of our stock to decline substantially.

IF WE ARE UNABLE TO SUCCESSFULLY ADDRESS ANY LINGERING YEAR 2000 ISSUES, OUR BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED.

We have completed the process of identifying and modifying or replacing any computer systems and software products to ensure that they will function in the year 2000 and thereafter. We have identified two systems with modest continuing problems. We can not be sure however that our efforts to address internal year 2000 compliance have been entirely successful. In addition, while it appears that the computer systems and software of other companies on whom we depend are 2000 compliant, if we or any of these other companies fail to remain year 2000 compliant, or otherwise develop additional problems related to that issue, our systems and operations could be disrupted and our operating results could be materially adversely affected.

For this reason, although the financial impact of implementing the systems changes necessary to become year 2000 compliant has not been material to our financial position or results of operations, our expectations about future costs associated with year 2000 compliance are subject to uncertainties that could cause actual results to differ materially from our expectations. Factors that could influence the amount and timing of future costs include: our success in having accurately identified systems and programs that are not year 2000 compliant, the nature and amount of programming required to upgrade or replace each of the affected programs; the availability, rate and magnitude of related labor and consulting costs; and the success of our business partners, vendors and clients in addressing the Y2K issue.


IF PREVIOUSLY UNREGISTERED SHARES OF OUR COMMON STOCK ARE SOLD INTO THE MARKET, IT COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP.

The market price of our common stock could drop as a result of sales of the shares covered by this prospectus in the market after the offering, or the price could remain lower because of the belief that such sales might occur. These factors could make it more difficult for us to raise funds through future offerings of common stock.

As of June 30, 1999, Positron had 15,211,758 shares of common stock issued and outstanding. Following this offering and assuming all outstanding warrants are exercised prior to their expiration, 85,338,540 shares will be freely tradable, and additional unregistered shares will be tradable under SEC Rule 144 by persons other than affiliates of Positron.

We have reserved an aggregate of 6,572,678 shares for issuance to employees, officers, directors and consultants under the 1994 and 1999 Stock Option Plans, the 1999 Non-Employee Directors' Stock Option Plan, the 1999 Stock Bonus Incentive Plan, and the 1999 Employee Stock Purchase Plan. To date, options to purchase 1,367,678 shares have been granted under such plans and are currently outstanding. Positron intends to file a Form S-8 registration statement covering the shares issued and issuable pursuant to the 1999 Stock Option Plan and to each of the other employee and non-employee director benefit plans. Further, we have reserved an additional 22,936,245 shares for issuance upon exercise of outstanding Warrants to purchase Common Stock, most of which are included in this registration statement.

This registration statement covers all of the shares subject to registration rights which could not otherwise currently be sold pursuant to Rule 144. We are not aware of any pending or threatened actions by the holders of any registration rights seeking damages due to Positron's failure to register the shares that they hold. We face potential liability, however, from damage claims from such stockholders. The costs of defending against such claims and potential adverse outcomes of the claims could have a material adverse effect on our business, financial condition and results of operations.

As part of the private placement which closed in August, 1999 Positron agreed to use its best efforts to register the resale of the shares sold within 90 days of closing.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. YOU SHOULD NOT RELY ON THESE FORWARD-LOOKING STATEMENTS. WORDS SUCH AS "ANTICIPATE," "BELIEVE," "PLAN," "EXPECT," "FUTURE," "INTEND," "COULD" AND SIMILAR EXPRESSIONS INDICATE FORWARD-LOOKING STATEMENTS. YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES AND OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS FOR MANY REASONS, INCLUDING THE FACTORS DESCRIBED IN "PROSPECTUS SUMMARY," "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" AND ELSEWHERE IN THIS PROSPECTUS. WE CAUTION YOU NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS. SUCH FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF TODAY'S DATE AND WE DISCLAIM ANY OBLIGATION TO UPDATE FORWARD-LOOKING STATEMENTS.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling stockholders except for the exercise price of the warrants. If the warrants are exercised in full, we will receive approximately $4,240,750, although we can neither assure nor predict that any or all or the warrants will be exercised. We intend to use any proceeds from the exercise of the warrants for general corporate purposes.

                              SELLING STOCKHOLDERS

The following table sets forth (i) the number of outstanding shares, including shares issuable within 60 days of October 31, 1999 pursuant to options or warrants, beneficially owned and the percentage ownership of the selling stockholders prior to the offering, (ii) the aggregate number of shares offered by each such stockholder pursuant to this prospectus and (iii) the number of shares beneficially owned by each selling stockholder and the percentage ownership assuming the sale of all of the shares offered by each such stockholder pursuant to this prospectus.

                                                                SHARES BENEFICIALLY OWNED                      SHARES BENEFICIALLY
                                                                    PRIOR TO OFFERING                          OWNED AFTER OFFERING
                                                          -------------------------------------                   ---------------
                                                                       NUMBER OF SHARES
                                                           NUMBER OF   ISSUABLE WITHIN             SHARES
                                                          OUTSTANDING     60 DAYS OF             OFFERED IN
                         NAME                                SHARES    OCTOBER 31, 1999      %    OFFERING        NUMBER       %
                         ----                             -----------  ----------------     ---  ----------       ------      ---
Adams, Thomas G.                                             100,000                                100,000
Akane International, Inc. .............................      333,333               --         *     333,333           --       *
Almeida, Manuel Serzedelo de ..........................      500,000               --         *     500,000           --       *
Almeida, Miguel A. S. Ferreira ........................    1,000,000               --       1.7   1,000,000           --       *
Amorim Dessenvolvimento, S.G.P.S., S.A ................    2,900,000               --       3.0   2,900,000           --       *
Andrasko, Gary ........................................      100,000               --         *     100,000           --       *
Asano, Isao ...........................................      333,333               --         *     333,333           --       *
Balbi, Armando Rinaldi ................................      300,000               --         *     300,000           --       *
Banco Privado Portuges ................................    5,000,000               --       8.7   5,000,000           --       *
Bloch, Raymond E ......................................       30,000               --         *      30,000           --       *
Borges, Joal Vierira ..................................      500,000               --         *     500,000           --       *
Bridlespur Partners, L.P. .............................      105,000               --         *     105,000           --       *
Brooks, Gary H (1) ....................................       50,000        3,000,000       5.0   3,000,000       50,000       *
Brunton, Craig S ......................................       20,000               --         *      20,000           --       *
Buzga, Joseph .........................................       10,000               --         *      10,000           --       *
Condado, Filipe Alfonso ...............................           --        2,500,000       4.2   2,500,000           --       *
Daffodil Overseas Corp. ...............................      500,000               --         *     500,000           --       *
Dapicod Investments Co. Lt ............................    5,000,000               --       8.7   5,000,000           --       *
D'Orey, Monica Albuquerque ............................           --        2,650,000       4.4   2,650,000           --       *
Dorion ................................................    2,100,000               --       3.6   2,100,000           --       *
D. Rich, Inc. .........................................      666,666               --       1.2     666,666           --       *
ESAF/Espirito Santo Fundos de Pensoes .................    4,000,000               --       6.9   4,000,000(2)        --       *
ESAF International Management .........................    1,728,666               --       3.0   1,666,666       62,000       *
Garcao, Jose Caefano Salema ...........................           --        2,500,000       4.2   2,500,000           --       *
Garcao, Jose Maria Salema .............................    2,500,000               --       4.3   2,500,000           --       *
Garcao, Sofia Salema ..................................           --        2,500,000       4.2   2,500,000(3)        --       *
Gomes, Jose Osvaldo ...................................    1,333,333               --       2.3   1,333,333           --       *
Goreton Holding Ltd. ..................................      333,333               --         *     333,333           --       *
Gould, K. Lance (4) ...................................      168,000               --               168,000           --       *
Guedes, Jose Filipe ...................................    1,000,000               --       1.7   1,000,000           --       *
Herring, Jack L .......................................       30,000               --                30,000           --       *
Imatron ...............................................    9,000,000               --      15.6   9,000,000           --       *
Katz, Dean ............................................       20,000               --         *      20,000           --       *
Kambayashi, Kazuo .....................................      333,333               --         *     333,333           --       *
Kawaguchi, Noriko .....................................      333,333               --         *     333,333           --       *
Kelley, Cynthia A .....................................       40,000               --         *      40,000           --       *
Kelley, Nancy E .......................................       70,000               --         *      70,000           --       *
Kiehl, Samuel J.III ...................................      250,000               --         *     200,000       50,000       *
Kinoshita, Sachiko ....................................    1,333,333               --       2.3   1,333,333           --       *
Martins, Francisco Carvalho ...........................    1,000,000               --       1.7   1,000,000           --       *
Martins, Jose Diego Ferreira ..........................    1,000,000        1,500,000       4.2   2,500,000           --       *
Marques, Richard ......................................      333,333               --         *     333,333           --       *
Mendia, Eduardo Guedes ................................    1,000,000               --       1.7   1,000,000           --       *
Mertz, Roger ..........................................      333,333               --         *     333,333           --       *
Meyer, S. Lewis (1) ...................................       79,000        1,500,000       2.7   1,500,000       79,000       *
Molnar, Anthony R .....................................       30,000                                 30,000           --       *
Morris Holdings Ltd. ..................................                     3,000,000       5.0   3,000,000           --       *
Ohbayashi, Atsuo ......................................      333,333               --         *     333,333           --       *
Okamura, S ............................................                       160,000               160,000           --       *
Paulo, Cazrlos Sao ....................................           --        2,650,000       4.4   2,650,000           --       *
Pimentel, Maria Madalena ..............................           --        1,000,000       1.7   1,000,000           --       *
Pipo, James E .........................................       10,000               --         *      10,000           --       *
Politzer, Dave ........................................       50,000               --         *      50,000           --       *
Profutures Bridge Capital Fund Ltd. ...................           --        1,500,000             1,500,000           --       *
Redman, Kenneth C .....................................       10,000               --         *      10,000           --       *
Sako Corporation ......................................    2,333,333               --       4.0   2,333,333           --       *
Seitz, Tadd C .........................................      105,000                                100,000           --       *
Serras, Luis ..........................................    1,000,000               --       1.7   1,000,000           --       *
Silva, Manuel Telles da ...............................    1,000,000               --       1.7   1,000,000           --       *
Steitz, Timothy C .....................................      100,000               --         *     100,000           --       *
Substitute ............................................           --                        3.9   3,000,000           --       *
TAG Limited Inc. ......................................      100,000               --         *     100,000           --       *
TTPK Company Limited Partnership ......................       70,000               --         *      70,000           --       *
Uro-Tech, Inc.(1) .....................................      388,787          316,671         *     100,000      605,458       *
Violante, Manuel Luidda Silva .........................      500,000               --         *     500,000           --       *
Vistula Finance Limited ...............................                     3,000,000       5.0   3,000,000           --       *
Wintersteller, C. Jeffrey .............................       10,000               --         *      10,000           --       *
TOTAL .................................................   51,297,782       27,776,671            78,732,990

(1)   See SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

(2)   Includes the security  holdings of 12 separate funds,  divided as follows:
      Fundo de Pensoes Ford Lusitana (150,000); Fundo de Pensoes Pfizer (50,000); Fundo de Pensoes SIBS (300,000); Fundo de Pensoes Cahora Bassa (100,000); Fundo de Pensoes Rank Xerox (150,000); Fundo de Pensoes Tranquilidade (500,000); Fundo de Pensoes Administratdores Da Tranquilidade (100,000); Fundo de Pensoes TDP (100,000); Fundo de Pensoes Eurospuma (50,000); Fundo de Pensoes Petrogal (500,000); Fundo de Pensoes EDP (1,700,000); and Fundo de Pensoes GES (300,000)

(3) Sofia Salema Garcao holds two warrants for the following two values: (1) 1,000,000, (2) 1,500,000.

(4)   Served as director until 1998.


                              PLAN OF DISTRIBUTION

The selling stockholders may offer their shares at various times in one or more of the following transactions:

         o  in the over-the-counter market;

         o  on any exchange on which the shares may hereafter be listed;

         o  in negotiated transactions other than on such exchanges;

         o  by pledge to secure debts and other obligations;

         o  in  connection  with the writing of non-traded  and  exchange-traded call options, in hedge transactions, in covering previously established short positions and in settlement of other transactions in standardized or over-the-counter options; or

         o  in a combination of any of the above transactions.

The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may use broker-dealers to sell their shares. The broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares. In addition, some of the Selling Shareholders may be eligible and may elect to sell some or all of their shares pursuant to additional exemptions to the registration requirements of the Securities Act, including but not limited to Rule 144 promulgated under the Securities Act, rather than pursuant to this Registration Statement.

Under certain circumstances the selling stockholders and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be considered underwriting discounts and commissions under the Securities Act. The selling stockholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, Positron has agreed to indemnify the selling stockholders with respect to the shares offered hereby against certain liabilities, including certain liabilities under the Securities Act.

Under the rules and regulations of the Exchange Act, any person engaged in the distribution of the resale of shares may not simultaneously engage in market making activities with respect to Positron's common stock for a period of two business days prior to the commencement of such distribution. The selling stockholders will also be subject to applicable provisions of the

Exchange Act and regulations under the Exchange Act which may limit the timing of purchases and sales of shares of Positron's common stock by the selling stockholders.

The selling stockholders will pay all commissions, transfer taxes, and other expenses associated with the sale of securities by them. The shares offered hereby are being registered pursuant to contractual obligations of Positron, and Positron has paid the expenses of the preparation of this prospectus. We have not made any underwriting arrangements with respect to the sale of shares offered hereby.

                                LEGAL PROCEEDINGS

The City of Houston, Katy Independent School District (KISD) and Harris County together brought a consolidated action against us for delinquent taxes and other assessments relating to tax years 1995 through 1997. In February 1998 judgment was entered against us in the amount of approximately $240,000. In November 1998 we negotiated a payment schedule with the city, county and school district to retire the judgment as to each entity and to cover assessments for the 1998 tax year. We have maintained the payment schedule for current and prior tax years and are reducing the judgment in monthly increments. Based on payment, the County recently dismissed its action.

In January 1996 we entered into an employment agreement with Werner J. Haas, Ph.D, for Dr. Haas to serve as our President and Chief Executive Officer for two years. In February 1997 Dr. Haas informed the Board that he considered his contract to have been constructively terminated for failure to pay the February 15, 1997 payroll to any of our management employees and specifically to him. Dr. Haas resigned as an employee and member of the Board and demanded that we pay him all past due salary as well as nine months severance pay. We replied that we believed no amounts were due under his employment agreement. Dr. Haas recently filed an action in state court claiming other and additional demands for payment for an aggregate demand of approximately $250,000. We intend to vigorously defend our position and have not recorded any additional liability for this claim. There can be no assurance however, that the claim will not result in our incurring a liability.

We acquired the know-how and patent rights for positron imaging from three entities --the Clayton Foundation, K. Lance Gould (formerly a director) and Nizar A. Mullani (also formerly a director.) Pursuant to agreements with each of them, we were obligated to pay royalties of 4.5% in the aggregate of gross revenues from sales, uses, leases, licensing or rentals of the relevant technology. In 1993 each royalty holder agreed to reduced royalty payments to 3% in the aggregate in exchange for receiving certain loans and entering into certain consulting agreements. The consulting agreements provided that if we defaulted in our obligations under those agreements, Dr. Gould and Mr. Mullani would be entitled to reinstatement of their earlier royalties. In April 1998 we received a demand letter from Mr. Mullani alleging defaults under his consulting agreement. We believe that such defaults, if any, may also have occurred regarding Dr. Gould's agreement, although he has made no formal demand. Since that time, we have reached agreement with Dr. Gould regarding payment of royalties in the past and in the future, as well as several other issues. We have had similar discussions with Clayton Foundation and Mr. Mullani, although no agreements have been reached with these parties.

                    DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS
                              AND CONTROL PERSONS.


EXECUTIVE OFFICERS AND DIRECTORS

The  following  table  sets  forth  certain  information   regarding  Positron's
executive officers and directors as of October 31, 1999.

NAME                   AGE      EXECUTIVE POSITION
----                   ---      ------------------

Gary H. Brooks         51       Director, President, Chief Financial Officer
                                (Acting) & Secretary

S. Lewis Meyer         55       Director

Gary B. Wood, Ph.D.    50       Director

John J. Ariatti        53       Vice President, Sales and Marketing

      Mr. Meyer was appointed to the Board on January 22, 1999 in connection with a series of agreements entered into by Company and Imatron Inc. ("Imatron") in May 1998, pursuant to which in January 1999 Imatron purchased 9,000,000 shares of Company common stock, representing a majority of the Company's common stock at the time ("Imatron Transaction."). Positron received a nominal cash amount from Imatron in payment for the shares. Imatron began making working capital advances available to Positron in order to enable it to meet a portion of its current obligations. As of December 31, 1998 Positron had borrowed $600,000 from Imatron pursuant to a promissory note bearing interest at one-half percent over prime and secured by all of the Company's assets. The loan was retired in September, 1999. In addition to providing limited working capital financing, Imatron agreed to support Positron's marketing program by seeking to cause the placement of ten POSICAM systems with third parties over the next three years, and also by using its best efforts to arrange for additional third-party equity financing in an aggregate amount of not less than $8,000,000. As part of the consummation of the transaction in January 1999, all the Company's directors and officers except for Dr. Wood resigned and Mr. Meyer and Gary H. Brooks were nominated by Imatron to fill those vacancies.

      Also on January 22, 1999 Mr. Meyer was appointed as Chairman of the Board. While the Chairman of its Board of Directors, Mr. Meyer is neither an employee nor an executive of the Company. Mr. Meyer also continues to serve as Chief Executive Officer of Imatron, which position he has held since June 23, 1993. From April 1991 until joining Imatron, he was Vice President, Operations of Otsuka Electronics (U.S.A.), Inc., Fort Collins, Colorado, a manufacturer of clinical MR systems and analytical NMR spectrometers. From August 1990 to April 1991 he was a founding partner of Medical Capital Management, a company engaged in providing consulting services to medical equipment manufacturers, imaging services providers and related medical professionals. Prior thereto he was Founder, President and Chief Executive Officer of American Health Services Corp., (now Insight Health Services) a developer and operator of diagnostic imaging and treatment centers. Mr. Meyer is a director of Imatron, and of FiNet.com, Inc. and the Chairman of its Compensation Committee. Mr. Meyer received his B.S. degree in Physics from the University of the Pacific, Stockton, California in 1966, an M.S.

degree in Physics from Purdue University in 1968, and a Ph.D. in Physics from Purdue University in 1971.

      Mr. Brooks has served as a director since January 22, 1999, appointed also in connection with the Imatron Transaction. (SEE ABOVE.) Also on that date he was appointed as President, Secretary and Treasurer of the Company and served in those capacities on a part-time basis until September 1, 1999, when he assumed those responsibilities on a full-time basis. Prior to joining the Company on a full-time basis, Mr. Brooks served as Vice President of Finance and Administration, Chief Financial Officer and Secretary for Imatron since December 1993. Prior to joining Imatron he was Chief Financial Officer and Director for five years at Avocet, a privately-held sports electronics manufacturer located in Palo Alto, CA. Mr. Brooks received his B.A. in Zoology in 1971 from the University of California, Berkeley, and an M.B.A. in Finance and Accounting in 1973 from the University of California, Los Angeles.

      Dr. Wood has served as a director from April 1990 to the present, and as its Chairman until January 1999. From October 1, 1994 to December 31, 1995 when Dr. Werner Haas was appointed to those positions, he also acted as President and Chief Executive Officer of the Company. He assumed those offices again from February 1997 when Dr. Haas resigned until January 1999 when Mr. Brooks was appointed President. Dr. Wood is also President of Concorde Financial Corporation, a private investment, management and consulting firm which he founded in 1981 and is the founder, chairman and a principal shareholder of OmniMed Corporation, a venture capital investment firm founded in 1986. OmniMed specializes in investing in the biotechnology and health care industries. Dr. Wood holds a BS and MS in Electrical Engineering (with special emphasis in biomedical instrumentation) and an interdisciplinary Doctorate of Philosophy from Texas Tech University. Certain of the entities controlled by Dr. Wood are principal shareholders of Positron.

      John J. Ariatti was appointed as our Vice President, Sales and Marketing, effective September 27, 1999, with over 20 years of sales and marketing experience in the medical imaging industry. During the last five years, Mr. Ariatti has served as Vice President of Marketing and then as Vice President of Sales for Toshiba America Medical Systems from 1995 through 1998, Director of Sales and Marketing for Elscint from January to August 1995, and Director of Sales, Marketing and Customer Support for Otsuka Electronics from June 1991 until he joined Elscint.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

The following tables, based in part upon information supplied by officers, directors and principal shareholders, set forth certain information regarding the ownership of the Company's voting securities as of October 31, 1999 by (i) all those known by the Company to be beneficial owners of more than five percent of any class of the Company's voting securities; (ii) each director; (iii) each named executive officer; and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS(a)

--------------------------------------------------------------------------------------------------------------------
                                  |                 |                       |                    |                  |
 Name and Address of Beneficial   |    Number of    |   % of Outstanding    | Number of Shares   | % of Outstanding |
              Owner               |    Shares of    |     Common Stock      |    of Series A     |     Series A     |
                                  |  Common Stock   |                       |  Preferred Stock   |  Preferred Stock |
----------------------------------|-----------------|-----------------------|--------------------|------------------|
                                  |                 |                       |                    |                  |
Uro-Tech Ltd.(b)                  |      1,690,188  |         2.8%          |        433,329     |       44.2%      |
----------------------------------|-----------------|-----------------------|--------------------|------------------|
                                  |                 |                       |                    |                  |
Imatron Inc.(c)                   |      9,000,000  |        15.6%          |                    |                  |
----------------------------------|-----------------|-----------------------|--------------------|------------------|
                                  |                 |                       |                    |                  |
Banco Privado Portuges(d)         |      5,000,000  |         8.7%          |                    |                  |
----------------------------------|-----------------|-----------------------|--------------------|------------------|
                                  |                 |                       |                    |                  |
Amorim Dessenvolvimento,          |      2,900,000  |         5.0%          |                    |                  |
S.G.P.S., S.A.(e)                 |                 |                       |                    |                  |
----------------------------------|-----------------|-----------------------|--------------------|------------------|
                                  |                 |                       |                    |                  |
Dapicod Investments Co., Ltd.(f)  |     5,000,000   |        8.7%           |                    |                  |
-------------------------------------------------------------------------------------------------------------------

----------

(a) Security ownership information for beneficial owners is taken from statements filed with the Securities and Exchange Commission pursuant to Sections 13(d), 13(g) and 16(a) and information made known to the company.

(b) Includes 388,787 shares of common stock owned by Uro-Tech, Ltd., a Texas limited partnership, the general partner of which is OmniMed Corporation ("OmniMed"). Includes 984,730 shares of common stock issuable upon conversion of 433,329 shares of Series A 8% cumulative convertible redeemable preferred stock, and 216,671 warrants to purchase common stock acquired upon conversion of $650,000 in principal amount of the Uro-Tech loan. Also includes 100,000 shares issuable upon conversion of warrants acquired in connection with extending and retiring the Uro-Tech loan. Dr. Wood is a director and beneficially owns 63.7% of the outstanding voting securities of OmniMed.

(c) Represents all securities purchased in connection with Imatron Transaction. See DIRECTORS, OFFICERS, PROMOTERS AND CONTROL PERSONS above. The headquarters offices of Imatron are located at 389 Oyster Point blvd., So. San Francisco, CA 94080.

(d)   R. Muezinho da Silveira, 12, 1250 Lisbon, Portugal.

(e) Edificio Amorim, Rua de Melandas No. 380 (Apartado 20), 4536 Mozelos VFR Codex, Portugal.

(f) Edificio Peninsula, Praca do Bom Sucesso 127/131 - 7th, ESC. 702, Ap. 551236EC Galiza, 4051-401 Porto, Portugal.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The table below presents the security ownership of the Company's Directors and Named Executive Officers.


                                              AMOUNT AND NATURE
                                                OF BENEFICIAL       PERCENT
TITLE OF CLASS    NAME OF BENEFICIAL OWNER      OWNERSHIP(aa)      OF CLASS(bb)
--------------    ------------------------    -----------------    ------------

Common            Gary H. Brooks                  3,050,000(cc)      5.0%

Common            S. Lewis Meyer                  1,579,000(dd)      2.7%

Common            Gary B. Wood, Ph.D                 65,513(ee)       *

Common            John J. Ariatti                    40,625(ff)       *

Common            All Directors and Executive     4,735,138          7.7%
                  Officers as a Group

----------

*     Does not exceed 1% of the referenced class of securities.

(aa)  Ownership is direct unless indicated otherwise.

(bb) Calculation based on 57,534,660 common shares outstanding as of October 31, 1999.

(cc) Includes 50,000 shares owned directly and 3,000,000 shares issuable upon the exercise of warrants that are exercisable as of October 31, 1999 or that will become exercisable within 60 days thereafter.

(dd) Includes 79,000 shares owned directly and 1,500,000 shares issuable upon the exercise of warrants that are exercisable as of October 31, 1999 or that will become exercisable within 60 days thereafter.

(ee) Includes 7,304 shares of common stock issuable upon exercise of a warrant held by Dr. Wood and 50,000 shares of common stock issuable upon exercise of options granted to Dr. Wood in March 1995, 7,000 shares of common stock issuable upon exercise of options granted to Dr. Wood in June 1994 and 1,209 shares of common stock issuable upon exercise of options granted to Dr. Wood in June 1995.

(ff) Mr. Ariatti was granted an option to purchase 650,000 shares of common stock in connection with his employment, 40,625 of which will vest within 60 days of October 31, 1999.

                            DESCRIPTION OF SECURITIES

The authorized capital stock of Positron consists of 100,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of Preferred Stock, $0.01 par value per share. As of October 31, 1999, 57,534,660 shares of common stock, and 980,948 shares of preferred stock were issued and outstanding.

COMMON STOCK

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the Board may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in Positron's Amended and Restated Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon a liquidation, dissolution or winding-up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors.

PREFERRED STOCK

Positron is authorized, subject to limitations prescribed by Texas law, to provide for the issuance of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. The Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of Positron and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. Positron currently has one class of preferred stock outstanding.

Currently there is one series of preferred stock outstanding, the Series A 8% Cumulative Convertible Redeemable Preferred Stock. Each share of Series A Preferred Stock is convertible into one share of Common Stock. The conversion price at which the Series A Preferred Stock is convertible into Common Stock is subject to adjustment on certain factors. The Company may declare eight percent dividends on the Series A Preferred Stock in its discretion. The Series A Preferred Stock is senior to the Company's Common Stock on liquidation; holders may vote on an as if converted basis on any matter requiring shareholder vote; and while the Series A Preferred Stock is outstanding or any dividends remain unpaid, the Company may not pay or declare dividends on its Common Stock.

REGISTRATION RIGHTS

We are registering the shares being sold by the selling stockholders pursuant to contractual obligations to the selling stockholders. Other than the shares being offered hereby, Positron is under no obligation to register any of its shares.

WARRANTS

As of October 31, 1999, we had outstanding warrants to purchase 28,868,845 shares of common stock at exercise prices ranging from $0.05 to $ 4.125 and expiring between February 7, 2000 and June 15, 2009.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

The Consolidated Financial Statements of Positron for the fiscal year ended December 31, 1998 appearing in the Registration Statement have been audited by Ham, Langston and Brezina, independent certified public accountants, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

The validity of the common stock being offered hereby will be passed upon by Allen Matkins Leck Gamble & Mallory LLP, San Francisco, California. A partner of Allen Matkins holds shares of Positron's common stock, representing less than 0.1% of Positron's outstanding common stock.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to the Texas Business Corporation Law (the "BCL"), Positron's Articles of Incorporation exclude personal liability on the part of its directors to the Company for monetary damages based upon any violation of their fiduciary duties as directors, provided the director acted in good faith, reasonably believed the conduct was in the best interests of the corporation and had no reason to believe the conduct was unlawful. Positron's Articles of Incorporation and its Bylaws require indemnification of directors and officers of the registrant to the fullest extent permitted by the TBCL for claims against them in their official capacities, including stockholders' derivative actions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             DESCRIPTION OF BUSINESS

BUSINESS AND BUSINESS DEVELOPMENT.

Positron Corporation (the "Company") was incorporated in the State of Texas on December 20, 1983, and commenced commercial operations in 1986. We design, manufacture, market and service advanced medical imaging devices utilizing positron emission tomography ("PET") technology under the trade-name POSICAM((TM)) systems2. Unlike other currently available imaging technologies, PET technology permits the measurement of the biological processes of organs and tissues as well as producing anatomical and structural images. POSICAM systems, which incorporate patented and proprietary technology, enable physicians to diagnose and treat patients in the area of cardiology, neurology and oncology.

The Food and Drug Administration ("FDA") approved the initial POSICAM system for marketing in 1985. As of October 31, 1999, we have sold sixteen POSICAM systems, of which thirteen are in leading medical facilities in the United States, two are installed in international medical institutions, and one is awaiting installation at a major medical institution in Japan. The company presently markets its POSICAM systems at list prices of up to $2.0 million depending upon the configuration and equipment options of the particular system.

PET technology is an advanced imaging technique, which permits the measurement of the biological processes of organs and tissues as well as producing anatomical and structural images. Other advanced imaging techniques, such as magnetic resonance imaging ("MRI") and computed

----------

2 POSICAM is the registered trademark of Positron. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

tomography ("CT"), produce anatomical and structural images, but do not image or measure biological processes. The ability to measure biological abnormalities in tissues and organs allows physicians to detect disease at an early stage, and provides information which would otherwise be unavailable to diagnose and treat disease. We believe that our PET technology can lower the total cost of diagnosing and treating certain diseases by providing a means for early diagnosis and reducing expensive invasive or unnecessary procedures, such as angiograms or biopsies which, in addition to being costly and painful, may not be necessary or appropriate.

Commercialization of PET technology commenced in the mid-1980s and the Company is one of several commercial manufacturers of PET imaging systems in the United States. Although the other manufacturers are substantially larger, we believe that our POSICAM systems have proprietary operational and performance characteristics, which may give certain performance advantages over other commercially available PET systems. Such advantages include: (i) high count-rate sensitivity which results in faster imaging; (ii) enhanced ability to use certain types of radio pharmaceuticals which reduces reliance on a cyclotron and enhances patient throughput; (iii) ability to minimize patient exposure to radiation; and (iv) ability to minimize false positive and false negative diagnosis of disease. The medical imaging industry, in which we are engaged, is subject to rapid and significant technological change. There can be no assurance that the POSICAM((TM)) systems can be upgraded to meet future innovations in the PET industry or that new technologies will not emerge, or existing technologies will not be improved, which would render our products obsolete or non-competitive.

Our primary focus to date has been on the clinical cardiology market, where our POSICAM systems have been used to assess the presence and extent of coronary heart disease, such as the effect of arterial blockages and heart damage due to heart attacks. In 1994 and 1995, we made technological advances which allowed us to market our products to the neurological and oncological markets. Neurological applications of POSICAM systems include diagnoses of certain brain disorders, such as epileptic seizures, dementia, stroke, Alzheimer's disease, Pick's disease and Parkinson's disease. In oncology, POSICAM systems are used in the diagnosis and evaluation of melanoma and tumors of the bone and various organs and tissues such as the brain, liver, colon, breasts and lymphatic system.

COMPETITION

We face competition from three (3) other commercial manufacturers of PET systems and from other imaging technologies, primarily Single Photon Emission CT (SPECT). We do not believe that MRI and CAT scan imaging represent significant competing technologies, but rather complementary technologies to PET. PET, MRI and CAT scans each provides information not available from the others.

Our primary competition from commercial manufacturers of PET systems comes from General Electric Company ("GE") and Siemens Medical Systems, Inc. and ADAC in a joint venture with CTI, Inc. of Knoxville, Tennessee ("CTI/Siemens"). GE and CTI/Siemens and ADAC all have substantially greater financial, technological and personnel resources than we do. See "Summary - The Company -Risk Factors").

In addition, two Japanese manufacturers, Hitachi and Shimadzeu, have manufactured and sold PET scanners in Japan but not yet in the United States. These manufacturers represent additional sources of competition which have substantially greater financial, technological and personnel resources than we do.

The primary competing technology in the nuclear medicine industry is SPECT. We believe that the primary reason SPECT competes successfully with PET is the lower cost of the SPECT systems, which cost between $175,000 and $750,000 as compared with up to $2.0 million (depending on configuation and equipment options) for our systems. We believe however that our POSICAM(TM) system is a better diagnostic tool in that our systems are able to create more accurate images than SPECT imaging. Unlike SPECT, the radioactive substances used by our system are based on naturally occurring substances within the body and allow our systems to directly measure the metabolic processes and changes occurring within the scanned organ, thus providing a more accurate image and functional assessment.

High field MRI technology, an advanced version of MRI, is in the development stage, but is a potential competitor to PET in certain neurology and oncology applications. Presently, high field MRI may be useful in performing certain research (non-clinical) applications such as blood flow studies to perform "brain mapping" to localize the portions of the brain associated with individual functions (such as motor activities and vision.) We cannot presently predict the future competitiveness of high field MRI.

Several manufacturers of SPECT systems are now offering multi-head systems, which have been modified to operate in coincidence mode, similar to a PET scanner. These systems achieve spatial resolutions similar to that of PET scanners, but their sensitivity and count rate are only a small fraction of that achieved by true PET scanners, making the images "noisy" and more difficult to interpret. We believe these systems are useful for only a very limited class of clinical PET studies using only the FDG radiotracer. In addition, SPECT coincidence systems offer limited, if any, corrections for patient attenuation and scatter, which affects the accuracy of diagnosis.

INTELLECTUAL PROPERTY

Trademarks and other proprietary rights are extremely important to our success and our competitive position. We currently hold a number of trademarks, service marks, patents and copyrights. Although we seek to protect our trademarks and other proprietary rights through a variety of means, we may not have taken adequate steps to protect these rights. We will continue to license content from third parties in the future and it is possible that we could be subjected to infringement actions based upon the content licensed from these third parties. Any claims brought against us, regardless of their merit, could result in costly litigation and the diversion of its financial resources and technical and management personnel. Further, if such claims are proved valid, through litigation or otherwise, we may be required to change our trademarks or other proprietary marks and pay financial damages, which could adversely affect our business.

We typically enter into confidentiality or license agreements with our employees, consultants and corporate partners, and generally control access to and distribution of our technologies, documentation and other proprietary information. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use our proprietary rights. The steps we have taken may not prevent misappropriation of our proprietary rights, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

EMPLOYEES

As of November 30, 1999, we employed 21 people, of whom all are full-time. None of our employees is represented by a union. We believe our relations with our employees are good.

                           MANAGEMENT'S DISCUSSION AND
                          ANALYSIS OF PLAN OF OPERATION

The following discussion and analysis of the financial condition and results of operations of Positron should be read in conjunction with our Consolidated Financial Statements (including notes) that appear elsewhere in this prospectus.


GENERAL

We were incorporated in December 1983 and commenced commercial operations in 1986. Since that time, we have generated revenues primarily from the sale and service contract revenues derived from our POSICAM system, 13 of which are currently in operation in certain medical facilities in the United States. The Company has never been able to sell its POSICAM systems in sufficient quantities to achieve profitability

In May 1998, we entered into a series of agreements with Imatron Inc., a New Jersey corporation and technology-based company engaged principally in the business of designing, manufacturing and marketing a high performance computed tomography pursuant to which on January 22, 1999, Imatron acquired majority ownership of the Company. In conjunction with the execution of definitive agreements in May, 1998, Imatron began making working capital advances available to us of up to $500,000 in order to enable us to meet a portion of our current obligations. As of December 31, 1998, we had borrowed $600,000 pursuant to those agreements. The loan agreement was thereafter amended by oral agreement to increase the working capital advances available under the Agreement up to an additional $100,000. The loan bore interest at 1/2% over the prime rate, was due March 1, 2000 (with interest being payable monthly), and was secured by all of Positron's assets.

Pursuant to the agreement, Imatron acquired 9,000,000 shares of our Common Stock on January 22, 1999, representing at that time a majority ownership of the outstanding common stock of Positron on a full-diluted and as-if-converted basis, excluding out-of-the-money warrants and options determined at that time. Positron received a nominal cash acquisition price from Imatron in payment for the shares plus a series of affirmative commitments.

Imatron, in addition to providing limited working capital financing, agreed to support our marketing program particularly with regard to Imatron's affiliate, Imatron Japan, Inc. by agreeing to take, after the share purchase, all reasonable efforts to cause the placement of 10 POSICAM systems over the next three years. Imatron also agreed to help facilitate the recapitalization of

Positron to support its re-entry into the medical imaging market by using its best efforts to arrange for additional third-party equity financing for Positron over an eighteen-month period in an aggregate amount of not less than $8,000,000. Consummation of the issuance of shares to Imatron was conditioned upon, among other things (a) the resignation of each officer of Positron, (b) the resignation of at least three of the four Positron directors and the appointment of Imatron's nominees to fill such vacancies, and (c) Positron shareholder approval of an amendment to Positron's Articles of Incorporation to increase its authorized common stock to 100,000,000 shares of common stock. All of those conditions were met, and the shares were issued on January 22, 1999. Through Imatron's efforts, private placements were concluded in August resulting in an equity infusion of approximately $11.4 million net to Positron.

In connection with the above transactions, Positron, Imatron and two of the lenders to Positron, Uro-Tech, Ltd. and ProFutures, entered into certain agreements whereby (a) ProFutures waived all past defaults and extended the maturity of its loan (with a balance of approximately $570,000 at September 30, 1998) to December 5, 1998, in return for a $50,000 payment, the issuance of warrants to purchase 1,150,000 shares of Positron common stock at $0.25 per share (in addition to the issuance of previously bargained for warrants to purchase an additional 100,000 shares of Positron common stock at $0.25 per share), and minimum loan repayments of $50,000 for each of the months of April, May, June and July 1998, $100,000 for the month of August 1998 and $50,000 for each of the months of September, October, and November 1998, (b) Imatron agreed to subordinate its loan to ProFutures' loan, (c) Uro-Tech, Ltd. agreed to subordinate its loan (with a balance of approximately $767,000 plus accrued interest payable of approximately $286,000 at September 30, 1998) to Imatron's loan, and (d) ProFutures and Imatron agreed that all amounts above the first $1,000,000 of any third-party equity financing obtained by Imatron would be applied equally to reduce Positron's debt to both ProFutures and Imatron. Consistent with the amendment to the Imatron Agreement, the Company and ProFutures amended their agreements to provide further waivers of any past defaults and further extended the maturity of the ProFutures Loan to December 5, 1998 and minimum loan repayments of $50,000 for each of the months of September, October, November 1998. Imatron agreed to continue to subordinate its loan to the ProFutures Loan, and Uro-Tech, Ltd. agreed to subordinate its loan to Imatron's loan.

The ProFutures loan was fully paid and retired in December 1998, in part from proceeds received from the sale of the system being leased by Buffalo Cardiology and Pulmonary Associates. Since then the Imatron loan and the Uro-Tech loan have also been repaid and retired, in part from proceeds received from the private placement that concluded in August 1999.


                      COMPARISON OF YEAR ENDED 1998 TO 1997


RESULTS OF OPERATIONS

During the year ended December 31, 1998, the Company continued to experience deterioration in its financial condition; however, the Company's net loss decreased to $724,000 in 1998 from $4,455,000 in 1997. The decrease in net loss is primarily the result of significant staff reductions and efforts to curtail costs. Further analysis follows:

REVENUES: System sales decreased to $0 in 1998 from $1,129,000 in 1997. The Company sold no systems in 1998 and only one POSICAM(TM) system in 1997. Fee per scan revenues decreased to $455,000 in 1998 from $602,000 in 1997 as a result of the sale of the previously leased system to Buffalo Cardiology & Pulmonary Associates. Service and component revenue decreased by $242,000 to $1,553,000 in 1998 as compared to $1,795,000 in 1997, due primarily to a conversion of one system from full service contract to "time and material contract".

COST OF SALES AND SERVICES: Cost of system sales decreased to $0 in 1998 from $698,000 in 1997 due to the fact that no POSICAM systems were sold in 1998. Costs of fee per scan decreased to $118,000 in 1998 from $156,000 in 1997 due to lower maintenance costs on the Company's only fee per scan system. The primary cost associated with fee per scan is depreciation expense, which remained constant. Service, warranty and component cost decreased $63,000 to $402,000 in 1998 from $465,000 in 1997 due primarily to the corresponding drop in service revenues. The Company recognized a $1,224,000 provision for inventory obsolescence during the fourth quarter of 1997 based upon management's assessment that improvements would need to be made to the Company's POSICAM(TM) systems in order to meet current technological requirements by potential customers.

OPERATING EXPENSES: Research and development expenses decreased to $0 in 1998 from $1,305,000 in 1997 due to diversion of R&D staff time to customer service support. The company continued to reduce personnel levels significantly in 1998 as liquidity problems squeezed Company resources. Selling, general and administrative expenses declined to $1,700,000 in 1998 from $3,609,000 in 1997 also due to staff reductions.

OTHER EXPENSES: Interest expense increased to $525,000 in 1998 from $334,000 in 1997 due primarily to interest expense associated with the Company's loan from ProFutures (the "ProFutures Loan"). The ProFutures Loan was initially funded in November 1996 and had a balance in excess of $1,000,000 throughout much of 1997. The interest rate on the ProFutures Loan increased from 12% to 18% during 1997 and that increase in interest rate combined with a higher average debt level resulted in a significant increase in interest expense. The Company retired in full the ProFutures loan in December 1998 in part with proceeds received from the sale of the machine being leased to Buffalo Cardiology and Pulmonary Associates (see "Imatron Transaction" section above).

NET OPERATING LOSS CARRY FORWARDS: The Company has accumulated a significant net operating loss carry forward which may be used to reduce taxable income and related income taxes in future years. On the other hand, since the closing of the Company's 1993 initial public offering, the sale in February, March and May of 1996 of 3,075,318 shares of Series A Convertible Preferred Stock and the sale of 9,000,000 shares to Imatron, each resulted in more than a 50% change in the ownership percentages of shareholders. The provisions of Section 382 of the Internal Revenue Code severely limit the annual utilization of the net operating loss carry forwards. In addition, the utilization of the losses to reduce future income taxes is dependent upon the generation of sufficient taxable income prior to the expiration of the net operating loss carry forwards. The carry forwards will begin to expire in the year 1999.

LIQUIDITY AND CAPITAL RESERVES: Since its inception the Company has been unable to sell POSICAM(TM) systems at quantities sufficient to be profitable. Consequently, the Company has sustained substantial losses. Net losses for the years ended December 31, 1998 and 1997 were $724,000 and $4,455,000, respectively. At December 31, 1998, the Company had an accumulated deficit of approximately $49,684,000. Due to the sizable prices of the Company's systems and the limited number of systems sold or placed in service each year, the Company's revenues have fluctuated significantly year to year.

At December 31, 1998, the Company had cash and cash equivalents in the amount of $8,000 compared to $160,000 at December 31, 1997. Throughout much of 1997 and 1998, the Company has been unable to meet certain of its obligations as they came due. As a result of the Company's liquidity problem, the payment of salaries and other benefits to certain management level employees (totaling approximately $700,000) were deferred at December 31, 1997 and remained unpaid at December 31,1998. Additionally, the Company is in arrears to many of its vendors and suppliers. As of December 31, 1998, such amount owed to vendors and suppliers totaled approximately $1,327,000. This amount does not include fully the demand made by Dr. Haas. See comments in section EMPLOYEES above.

Even though the Company successfully retired Profutures Loan in December 1998, on an on-going basis the Company will require additional debt or equity financing to sustain its operations. The Company is relying on Imatron's undertaking to use its best efforts to arrange additional third party equity financing for the Company to fulfill its current financing needs. There are no assurances that Imatron will be successful in arranging additional third party equity financing for the Company or, if such equity financing is obtained, that the terms of such equity financing will be favorable to the Company or its shareholders.

As a result of the Company's liquidity problems, its auditors, Ham, Langston & Brezina, L.L.P., added an explanatory paragraph to their opinion on the Company's financial statements for the year ended December 31, 1998 indicating that substantial doubt exists about the Company's ability to continue as a going concern.


                     COMPARISON OF THE RESULTS OF OPERATIONS
              FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1999 & 1998.

The company generated a profit of $28,000 for the three months ended September 30, 1999 compared to a loss of $744,000 for the three months ended September 30, 1998. This turnaround was primarily the result of improvements in operating expenses and cost cutting.

The Company generated no revenue from system sales during the three months ended September 30, 1999 or 1998. Fee per scan revenue decreased to zero during the three months of 1999 from $147,000 for the three months of 1998 due to Buffalo Cardiology's purchase of their leased scanner from the Company in the fourth quarter of 1998. Upgrade revenue for the quarter was $0 in 1999 versus $0 for 1998. In addition, service and component sales revenue increased $232,000 to $385,000 in 1999 from $153,000 during the same period 1998 due to increased service work. This increase is attributable to normal fluctuations in service.

Gross profit for the three months ended September 30, 1999 was $214,000 compared to $163,000 for the three months in 1998. This increase in gross profit of $51,000 was due primarily the loss of revenue and gross margin on the Buffalo fee per scan, offset by the increased margin on service.

Total operating expense decreased $456,000 to $384,000 for the three months ended September 30, 1999 from $840,000 for 1998. The decrease primarily results from significant staff reductions and related reductions in administrative overhead costs, offset by back pay and bonuses of $132,000 paid in the quarter.

Interest income was $55,000 for the three months ended September 30, 1999 versus interest expense of $67,000 for the same three months 1998 due primarily to the reduction in the Company's debt level compared to 1998 resulting from the payoff of the Profutures loan in the fourth quarter of 1998, the payoff of the Imatron and Uro-Tech loans in August of 1999 and the interest in the quarter on the equity capital.

The Company recognized extraordinary income in the quarter of $142,000 on the partial forgiveness of accrued interest on the Uro-Tech note. This note, plus the remaining accrued interest, were paid in full during the third quarter.


                     COMPARISON OF THE RESULTS OF OPERATIONS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 & 1998.

The company generated a profit of $108,000 for the nine months ended September 30, 1999 compared to a loss of $984,000 for the nine months 1998. This turnaround was primarily the result of improvements in operating expenses and cost cutting and the reversal of certain reserves due to collection of accounts receivable previously deemed uncollectable.

The Company generated no revenue from system sales during the nine months ended September 30, 1999 or 1998. Fee per scan revenue decreased to zero during the first nine months of 1999 from $454,000 for the nine months of 1998 due to Buffalo Cardiology having purchased their leased scanner from the company in the fourth quarter of 1998. Upgrade revenue for the first nine months of 1999 was $137,000 versus zero for 1998. In addition, there was a increase in service and component sales revenue of $155,000 during 1999 versus 1998 due to more service work performed during the nine months ended September 30, 1999. This change in service work is attributable to normal fluctuations in service.

Gross profit during the nine months of 1999 was $759,000 compared to $1,012,000 for the nine months ended September 30, 1998. This decrease in gross profit of $253,000 is due primarily to the loss of revenue and gross margin on the Buffalo fee per scan.

Total operating expense decreased $1,019,000 to $749,000 for the nine months ended September 30, 1999 from $1,768,000 for the nine months 1998. The decrease primarily results from significant staff reductions and related reductions in administrative overhead costs and the reversal of certain reserves due to collection of accounts receivable previously deemed uncollectable, offset by back pay and bonuses of $132,000 paid in the quarter.

Interest expense decreased to of $45,000 for the nine months ended September 30, 1999 from $228,000 for the nine months 1998 due primarily to the reduction in the Company's debt level in the first nine months of 1999 as compared to the nine months of 1998 resulting from the payoff of the Profutures, the payoff of the Imatron and Uro-Tech loans in August of 1999, and the interest income in third quarter for the quarter on the equity capital.

The Company recognized extraordinary income in the quarter of $142,000 on the partial forgiveness of accrued interest on the Uro-Tech note. This note plus the remaining accrued interest were paid in full during third quarter.


                               FINANCIAL CONDITION

During 1998 and the three quarters of 1999, management took certain actions to improve operating expenses, reduce costs and collect certain accounts receivable previously deemed uncollectable. As a result, the company experienced its first three quarterly profits since going public.

Net income for the nine months ended September 30, 1999 was $117,000. Despite this profit, Positron previously has been unable to sell its POSICAM(TM) systems in sufficient quantities to be profitable. Consequently, the Company has sustained substantial accumulated losses. Due to the sizeable selling prices of the Company's systems and the limited number of systems sold or placed in service each year, the Company's revenues have fluctuated significantly year to year. The Company has an accumulated deficit of $49,576,000 at September 30, 1999.


IMPACT OF THE YEAR 2000

The Year 2000 ("Y2K") issue results from computer programs having been written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have time sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculation causing a disruption of business activities.

The Company performed an assessment of the Y2K issue using a broad overview and management's current understanding of its information and non-information systems and its informal understanding of the information and non-information systems of its significant suppliers and major customers.

Based on the assessment, the Company believes that with the exception of two of its systems, it did not need significant modifications to its computer software or hardware and that its existing computer systems (including information systems, non-information systems using date sensitive embedded chips and its POSICAM(TM) systems) will function properly with respect to dates in the year 2000 and thereafter. Based upon such assessment, the Company also currently believes that costs to modify the Company's existing computer hardware and software systems in regard to the Y2K issue will not be significant and should not exceed $10,000. However, the Y2K issue is extremely complex and the costs to properly assess its impact on the Company and to correct associated problems may be very significant.

Based on the Company's assessment of its relationships with significant suppliers and major customers to understand the extent to which the Company is vulnerable to any failure by third parties to remedy their own Y2K issues, management believes that the Company does not have significant exposure with respect to third parties.

                             DESCRIPTION OF PROPERTY

We are headquartered in Houston, Texas where we currently lease approximately 5,400 square feet of space. The facility includes area for system assembly and testing, a computer room for hardware and software design, and office space. The facility is leased month to month at a rate of approximately $2,700 per month. We estimate the space to be sufficient for the current fiscal year.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

S. Lewis Meyer, pursuant to authorization of the Board of Directors, borrowed $10,000 from the Company in June 1999 pursuant to a promissory note bearing 7.0% simple interest, with interest payable quarterly beginning October 1, 1999. The purpose of the loan was to enable Mr. Meyer to purchase 1,500,000 warrants granted to him at that time.

Gary H. Brooks, pursuant to authorization of the Board of Directors, borrowed $20,000 from the Company in June 1999 pursuant to a promissory note bearing 7.0% simple interest, with interest payable quarterly beginning October 1, 1999. The purpose of the loan was to enable Mr. Brooks to purchase 3,000,000 warrants granted to him at that time.

In January 1995 the Company and Dr. Wood extended an existing Consulting Agreement whereby Dr. Wood continued to provide certain managerial, financial, marketing and organization services to the Company. The Company incurred fees of approximately $80,000 in each of 1996 and 1997 pursuant to the Agreement, and fees of approximately $80,000 in 1998 as payment for Dr. Wood's services as Chief Executive Officer during that year. By its terms, the Agreement expired as of December 31, 1998 and was not renewed. We paid Dr. Wood fees of $6,667 in 1999 for his services as President and Chief Executive Officer until the appointment of Gary Brooks as President on January 22, 1999.

During 1995 and 1996, in order to fund its activities, the Company borrowed a total of $1,313,000 from Uro-Tech, Ltd., an affiliate of the Company and a Texas limited partnership. The general partner of Uro-Tech is OmniMed Corporation, of which Dr. Wood beneficially owns 63.7% of the outstanding stock. As of March 31, 1996, $650,000 of the note was converted to 433,329 shares of Series A Preferred Stock and 216,671 Redeemable Stock Purchase Warrants. In addition, in connection with the loan, Uro-Tech was granted warrants to purchase 67,500 shares of common stock exercisable at $2.00 until February 7, 2001. The loan bore interest at 13.8% per year, matured on April 30, 1997 and was thereafter extended in connection with the Imatron Transaction. The Uro-Tech loan was collateralized by liens and security interests encumbering most of the Company's assets, which security interest was thereafter subordinated to a loan from Imatron as part of the Imatron Transaction.

The Company fully retired the Uro-Tech Loan, including all principal and interest due, in September 1999 and in connection therewith and Uro-Tech's forgiveness of certain sums of interest due it by the Company, replaced and cancelled the warrant to purchase 67,500 common shares at an exercise price of $2.00 with a warrant to purchase 100,000 common shares at an exercise price of $1.00. The replacement warrant is exercisable through September 20, 2001.

The Company and Mr. Brooks entered into an Employment Agreement, effective with his appointment as President on January 22, 1999 pursuant to which Mr. Brooks agreed to be employed by the Company on a part-time basis from the effective date through August 31, 1999 and thereafter on a full time basis. Mr. Brooks' initial appointment is as President. Pursuant to the Agreement, which runs initially through June 15, 2000 and then on a rolling six-month basis thereafter, the gross amount of Mr. Brooks' base salary was $1,000 monthly from January 22, 1999 to June 15, 1999, $3,416.67 monthly from June 15, 1999 through August 31, 1999, and $185,000 on an annualized basis on and after September 1, 1999. Mr. Brooks is also entitled to reimbursement for up to $20,000 of relocation expenses to relocate his residence to Houston, Texas, an auto allowance of $500 per month, the right to purchase for $20,000 a warrant to purchase up to three million shares of the Company's common stock exercisable at $0.30 per share, participation in the Company's benefit plans consistent with other executives, and severance on termination without cause in the amount of the greater of the base salary he would have earned to the end of the term or six months. The warrants Mr. Brooks can purchase vest immediately but are subject to the Company's right of repurchase, which right lapses 25% on grant and the remainder quarterly over the next three years. In the event his employment is terminated by the Company without cause or on a change of control, the Company's repurchase right regarding his warrants lapses entirely and any other equity participation he may have in company securities vests immediately.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

In December 1993, the Company completed an initial public offering of 1,750,000 shares of Common Stock and 1,946,775 redeemable warrants (the "Redeemable Warrants") to purchase Common Stock (the "Initial Public Offering"). Prior to the Initial Public Offering there was no public market for Company's Common Stock. The Redeemable Warrants expired in December 1998. The Company's Common Stock is currently traded in the over-the-counter securities market, and quoted on the NASD's Electronic Bulletin Board under the symbol POSC.OB. The Company's Common Stock and, prior to their expiration, the Redeemable Warrants were previously traded on the NASDAQ SmallCap Market but were delisted in 1997 because the Company was unable to comply with various financial and compliance requirements for continued inclusion on the NASDAQ SmallCap Market. See "Item 1. Description of Business - Risks Associated with Business Activities."

The following range of the high and low reported closing sales prices for the Company's Common Stock for each quarter in 1998 and 1997, and the first three quarters of 1999, all as reported on the NASDAQ OTC Bulletin Board or the NASDAQ SmallCap Market. On January 10, 2000, the last reported sale price of our common stock on the NASD Electronic Bulletin Board was $ 0.5625.

                       1997                    1998                    1999
                  --------------          --------------          -------------
                  HIGH       LOW          HIGH       LOW          HIGH      LOW
                  ----       ---          ----       ---          ----      ---
First Quarter    $3.375    $1.250        $0.625    $0.266        $0.438   $0.120
Second Quarter   $1.938    $0.375        $0.609    $0.188        $0.700   $0.120
Third Quarter    $1.438    $0.422        $0.453    $0.213        $1.094   $0.469
Fourth Quarter   $0.953    $0.172        $0.500    $0.040        $0.906   $0.375

There were approximately 295 shareholders of record of Common Stock as of October 31, 1999, including broker-dealers holding shares beneficially owned by their customers.

The Company has never paid cash dividends on its Common Stock. The Company does not intend to pay cash dividends on its Common Stock in the foreseeable future. The Series A Preferred Stock Statement of Designation prohibits the payment of Common Stock dividends until all required dividends have been paid on the series of preferred stock. As of September 30, 1999, approximately $373,000 of preferred stock dividends are undeclared and unpaid by the Company.

                             EXECUTIVE COMPENSATION


SUMMARY COMPENSATION OF NAMED EXECUTIVES

         The Summary Compensation Table shows certain compensation information for each person who served as Chief Executive Officer during the year and the other most highly compensated executive officers whose aggregate compensation exceeded $100,000 for services rendered in all capacities during fiscal year 1998 and for the first 10 months of fiscal year 1999 (collectively referred to as the "Named Executive Officers"). Compensation data is shown for the fiscal years ended December 31, 1998 and 1997 and for the first ten months of fiscal year 1999. This information includes the dollar value of base salaries, bonus awards, the number of stock options granted, and certain other compensation, if any, whether paid or deferred.


                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM
                                                    ANNUAL               COMPENSATION        ALL OTHER
                                                 COMPENSATION               AWARDS        COMPENSATION(b)
                                          -------------------------      ------------     --------------
           NAME AND
      PRINCIPAL POSITION         YEAR     SALARY($)(a)        BONUS      OPTIONS/ SARS
      ------------------         ----     ---------           -----      -------------
Gary H. Brooks, President        1999       $48,375(c)         -0-              -0-               -0-

Gary B. Wood, Ph.D., President   1999         6,667            -0-              -0-               -0-
and Chief Executive Officer      1998        93,333            -0-              -0-
(2/1/97 to 1/22/99)              1997        33,333            -0-              -0-

John J. Ariatti                  1999       $15,801(d)         -0-         650,000(d)

Howard Baker                     1998      $163,027(e)         -0-              -0-           $1,986
                                 1997       $91,000            -0-              -0-

----------

(a) Amounts shown include cash and non-cash compensation earned with respect to the year shown above.

(b)   Represents the Company's matching contributions to its 401(k) plan.

(c) Mr. Brooks served as President on a part-time basis from January 22, 1999 until September 1, 1999, and thereafter on a full-time basis. This number reflects compensation paid through 10/31/99. Mr. Brooks also received $20,000 in reimbursement of relocation expenses in 1999.

(d) Mr. Ariatti was appointed Vice President, Sales and Marketing effective September 27, 1999. This number reflects compensation paid him from that date through 10/31/99. In connection with his employment he was granted options to purchase 650,000 shares of Positron common stock exercisable at $0.47, the market price of the stock on the grant date. The options vest quarterly over the first four years from the date of grant. 40,625 of these options are exercisable within 60 days of October 31, 1999.

(e) Mr. Baker served as EVP, Sales and Marketing during 1997 and until December 1998 when he resigned.

OPTION GRANTS IN LAST FISCAL YEAR

      The following table sets forth the options granted during the last fiscal year to each of the named executive officers of the Company:


                      OPTION/SAR GRANTS IN FISCAL YEAR 1998

====================================================================================================================

                          Individual Grants                           Potential Realizable Value at
                                                                   Assumed Annual Rates of Stock Price
                                                                      Appreciation For Option Term
====================================================================================================================
                     NUMBER OF      % OF TOTAL
                     SECURITIES       OPTIONS
                       UNDER        GRANTED TO      EXERCISE OR
                      OPTIONS      EMPLOYEES IN     BASE PRICE     MARKET      EXPIRATION       0%($)     5%($)(b)
NAME                 GRANTED (#)  FISCAL YEAR(a)      ($/SH)        PRICE         DATE
----                 -----------  --------------    -----------    ------      ----------       -----     --------
Gary B. Wood           -0-              -0-             -0-          -0-           -0-            -0-        -0-

(a) No options were granted to any employee, including executive officers, during the last fiscal year.

(b) Based on 5-year option term and annual compounding; results in total appreciation of 27.6% (at 5% per year) and 61.1% (at 10% per year).

OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

      The following table sets forth the options exercised during the last fiscal year by Named Executive Officers of the Company:


       AGGREGATED OPTIONS EXERCISED AND OPTION VALUES IN FISCAL YEAR 1998

                                                     Number of securities        Value of unexercised
                                                    underlying unexercised      In-the-Money options at
               Shares acquired       Value         options at year-end (#)     year-end ($)exercisable/
NAME           ON EXERCISE (#)    REALIZED ($)    EXERCISABLE/UNEXERCISABLE          UNEXERCISABLE
----           ---------------    ------------    -------------------------    ------------------------
Gary B. Wood         -0-              -0-                    -0-                          -0-


BOARD COMPENSATION

We reimburse directors for their reasonable expenses associated with attending meetings of the Board of Directors. Directors who are full-time employees of Positron Corporation are not separately compensated for their service on the Board. Until January 22, 1999 non-employee directors were eligible to receive $12,500 annually for their services and attendance at regular Board meetings, and $500 for each additional Board or committee meeting attended, not to exceed an additional $2,500 per year. The Chairman of the Board also received an additional annual retainer of $2,000 per year. Due to the financial constraints facing the Company during 1997 and 1998, non-employee directors were not paid fees for their services as director. Since January 22, 1999 and until further notice, non-employee directors are not separately compensated for their services on the Board although they continue to be reimbursed for their reasonable expenses associated with attending board and committee meetings.

On and after October 6, 1999, each non-employee director is eligible to receive an option to purchase 25,000 shares of common stock under Positron's 1999 Non-employee Directors' Stock Option Plan. The exercise price is equal to 85% of the fair market value of the common stock on the date of grant. In addition, so long as the Plan is in effect and there are shares available for grant, each director in service on January 1 of each year (provided the director has served continuously for at least the preceding 30 days) is eligible to receive an option to purchase 25,000 shares of common stock at an exercise price equal to 85% of the fair market value of the common stock on the date of grant. Initial options as well as annual options granted under the Plan are subject to one or two schedules, either vesting over four years or vesting fully on the date of grant. In the latter event, the common stock acquired upon exercise of such options are subject to a right of repurchase in favor of Positron which lapses in four equal annual installments, beginning on the first anniversary of the date of grant.

The 1999 Non-Employee Directors' Plan replaces portions of the 1994 Stock Option Plan, pursuant to which both employee and non-employee directors were eligible to receive stock option grants. Pursuant to the 1994 Plan, each non-employee director was automatically granted a one time stock option to purchase 10,500 shares of common stock at the time of election, and on reelection an option to purchase that number of shares equal to the quotient derived by dividing $15,000 by the fair market value of the common stock on the date of grant. 160,000 shares had been reserved for issuance to non-employee directors under the 1994 Plan, of which 113,724 non-statutory options had been granted as of December 31, 1998. No additional option grants were made to non-employee directors in 1999, and the Plan was terminated by the Board of Directors effective October 6, 1999 simultaneous with the adoption by the Board of the 1999 Non-Employee Directors' Plan.


COMPENSATION ARRANGEMENTS

Effective January 22, 1999 the Company entered into an employment agreement with Gary H. Brooks. Pursuant to the Agreement, he was appointed initially as President of the Company with an initial employment term ending June 15, 2000, with a rolling six month basis thereafter. From January 22, 1999 until June 15, 1999 and then from June 15, 1999 through August 31, 1999 his base salary was $1,000 and $3,416.67 per month respectively, reflecting his less than full-time commitments to the office during these periods. Effective September 1, 1999 and his full-time assignment with the Company, his salary increased to $185,000 on an annualized basis. In addition to participation in the Company's group benefit plans and a monthly automobile allowance, Mr. Brooks was given the opportunity to purchase for $20,000 a warrant to purchase 3,000,000 shares of the Company's common stock exercisable at $0.30 per share. The warrant, and the underlying common stock, are subject to the Company's repurchase right, which lapses 25% immediately and the remainder quarterly over the next three years. The Board can terminate Mr. Brooks' employment without cause on thirty days' written notice and the payment of base salary for the remainder of the employment term or six months, whichever is greater.

COMPENSATION PLANS

EMPLOYEE STOCK OPTION PLAN

Positron has had several employee stock option plans, most recently the 1994 Stock Option Plan, which was terminated by the Board effective October 6, 1999, and the 1999 Employee Stock Option Plan, which was adopted by the Board effective June 15, 1999. The 1994 Plan provided for the grant of options to officers, directors, key employees and consultants of the Company. The 1999 Plan provides for the grant of options to officers, employees (including employee directors) and consultants. Both the 1994 Plan and the 1999 Plan are administered by the Board of Directors. The administrator is authorized to determine the terms of each option granted under the plans, including the number of shares, exercise price, term and exercisability. Options granted under the plans may be incentive stock options or nonqualified stock options. The exercise price of incentive stock options may not be less than 100% of the fair market value of the common stock as of the date of grant (110% of the fair market value in the case of an optionee owns more than 10% of the total combined voting power of all classes of Positron capital stock). Options may not be exercised more than ten years after the date of grant (five years in the case of 10% stockholders).

Upon termination of employment for any reason other than death or disability, each option may be exercised for a period of 90 days, to the extent it is exercisable on the date of termination. In the case of a termination due to death or disability, an option will remain exercisable for a period of one year, to the extent it is exercisable on the date of termination. As of October 31, 1999, there were 3,205,000 shares available for grant under the plans.

NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

The 1999 Non-employee Directors' Stock Option Plan, described elsewhere in this Prospectus, provides for the automatic grant of an option to purchase 25,000 shares of common stock to non-employee directors upon their election or appointment to the Board, and subsequent annual grants also in the amount of 25,000 shares of common stock. The exercise price of the options is 85% of the fair market value of the common stock on the date of grant. The Directors' Plan is administered by the Board. Options granted under the Directors' Plan become exercisable in one of two ways: either in four equal annual installments, commencing on the first anniversary of the date of grant, or immediately but subject to the Company's right to repurchase, which repurchase right lapses in four equal annual installments, commencing on the first anniversary of the date of grant.. To the extent that an option is not exercisable on the date that a director ceases to be a director of the company, the unexercisable portion terminates.

1999 STOCK BONUS INCENTIVE PLAN

In October 1999 the Board adopted an Employee Stock Bonus Incentive Plan, which provides for the grant of bonus shares to any of Positron employee. or consultant to recognize exceptional service and performance beyond.the service recognized by the employee's salary or consultant's fee. The Board has authorized up to an aggregate of 1,000,000 shares of common stock for issuance as bonus awards under the Stock Bonus Plan. The Stock Bonus Plan is currently administered by the Board. Each grant of bonus shares is in an amount determined by the Board, up to a maximum of the participant's salary. The shares becomes exercisable according to a schedule to be established by the Board at the time of grant.

1999 EMPLOYEE STOCK PURCHASE PLAN

A total of 500,000 shares of common stock has been reserved for issuance under Positron's Employee Stock Purchase Plan (the "Purchase Plan"), none of which has as yet been issued. The Purchase Plan permits eligible employees to purchase Common Stock at a discount through payroll deductions during offering periods of up to 27 months. Offering periods generally will begin on the first trading day of a calendar quarter. The initial offering period began on January 1, 2000. The price at which stock is purchased under the Purchase Plan will be equal to 85% of the fair market value of common stock on the first or last day of the offering period, whichever is lower.

401(K) PLAN

The Company has a 401(k) Retirement Plan and Trust (the "401(k) Plan") which became effective as of January 1, 1989. Employees of the Company who have completed one-quarter year of service and have attained age 21 are eligible to participate in the 401(k) Plan. Subject to certain statutory limitations, a participant may elect to have his or her compensation reduced by up to 20% and have the Company contribute such amounts to the 401(k) Plan on his or her behalf ("Deferral Contributions"). The Company makes contributions in an amount equal to 25% of the participant's Deferral Contributions up to 6% of his or her compensation ("Employer Contributions"). Additionally, the Company may make such additional contributions as it shall determine each year in its discretion. All Deferral and Employer Contributions made on behalf of a participant are allocated to his or her individual accounts and such participant is permitted to direct the investment of such accounts.

A participant is fully vested in the current value of that portion of his or her accounts attributable to Deferral Contributions. A participant's interest in that portion of his or her accounts attributable to Employer Contributions is generally fully vested after five years of employment. Distributions under the 401(k) Plan are made upon termination of employment, retirement, disability and death. In addition, participants may make withdrawals in the event of severe hardship or after the participant attains age fifty-nine and one-half. The 401(k) Plan is intended to qualify under Section 401 of the Code, so that contributions made under the 401(k) Plan, and income earned on contributions, are not taxable to participants until withdrawal from the 401(k) Plan.

                        CHANGES IN AND DISAGREEMENTS WITH
               ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On April 7, 1998, Coopers & Lybrand L.L.P. ("Coopers & Lybrand"), by means of a letter addressed to the Chairman of the Board and Chief Executive Officer of Positron Corporation informed the Company that it had resigned as the Company's independent auditors. The resignation arose from Coopers & Lybrand's desire to terminate its relationship with the Company because of the Company's then current financial condition.

The report of Coopers & Lybrand for either of the of the past two years did not contain an opinion or disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles, except: (i) Coopers & Lybrand's report on the financial statements of the Company as of and for the years ended December 31, 1996, contained a separate paragraph stating that "the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty"; and (ii) The financial statements as of and for the fiscal year ended December 31, 1997 have not been audited.

This decision to resign was made by Coopers & Lybrand and was neither approved nor disapproved by the Company's Board of Directors.

During the two most recent fiscal periods ended December 31, 1998 and December 31, 1997 and from December 31, 1997 to the date of Coopers & Lybrand's resignation, there were: (i) no disagreements between the Company and Coopers & Lybrand on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Coopers & Lybrand would have caused it to make reference thereto in its report; and (ii) no reportable events as defined in paragraph 304(a)(1)(iv) of Regulation S-B.

Coopers & Lybrand has provided the Securities and Exchange Commission with a letter agreeing to the disclosure contained herein.

Coopers and Lybrand was replaced by Ham, Langston & Brezina, L.L.P. on June 26, 1998. Prior to the engagement of Ham, Langston & Brezina, L.L.P. as independent auditors, the Company had not consulted them regarding the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements or any other financial presentation whatsoever. No disagreements exist between the Company and Ham, Langston & Brezina, L.L.P. on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

ANTI-TAKEOVER PROVISIONS

Positron is governed by Part 13 of the Texas Business Corporation Law. In general, this article restricts a corporation from entering into certain business combinations with an affiliated stockholder (defined as any person or entity that is the beneficial owner of at least 20% of a corporation's voting stock) or its affiliates for a period of three years after the date of the transaction in which the person became an interested stockholder unless (i) the transaction is approved by the board of directors of the corporation prior to the shareholder's acquisition date, (ii) the business combination is approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares not beneficially owned by the affiliated shareholder at a meeting of shareholders and not by written consent, called for that purpose not less than six months after the affiliated shareholder's share acquisition date. "Business combinations" include mergers, asset sales, share exchanges, and other transactions resulting in a financial benefit to the interested stockholder. A Texas corporation may "opt out" of these provisions with an express provision in its original articles of incorporation or an express provision in its articles of incorporation or bylaws resulting from a stockholders' amendment approved by at least two-thirds of the outstanding voting shares, and after a waiting period of 18 months after the vote has been taken. Positron has not "opted out" of the provisions of Part Thirteen. The statute could prohibit or delay mergers or other takeover or change-in-control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

                                  LEGAL MATTERS

The validity of the common stock offered hereby will be passed on for Positron by Allen Matkins Leck Gamble & Mallory LLP, San Francisco, California.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the Commission's public reference room in Washington, D.C. You can request copies of those documents, upon payment of a duplicating fee, by writing to the Commission.

We have filed a registration statement on Form SB-2 with the Commission. This prospectus, which forms a part of that registration statement, does not contain all the information set forth in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete and you should refer in each instance to the copy of such contract, agreement or other document filed as an exhibit to the registration Statement, each statement being qualified in all respects by such reference. You may read and copy all or any portion of the registration statement or any reports, statements or other information we file with the Commission at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's following regional offices: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

Our SEC filings and the registration statement can also be reviewed by accessing the Commission's Internet site at http://www.sec.gov.

Positron will provide without charge to each person to whom a prospectus is delivered upon written or oral request of such person, a copy of any document incorporated herein by reference (not including exhibits to the document that have been incorporated by reference unless such exhibits are specifically incorporated by reference in the document which this prospectus incorporates). Requests should be directed to: Chief Financial Officer, Positron Corporation, 1304 Langham Creek Drive, Suite 300, Houston, Texas 77084.

                                    APPENDIX

Report of Independent Accountants



Board of Directors and Stockholders
Positron Corporation


We have audited the accompanying balance sheet of Positron Corporation as of December 31, 1998 and the related statements of operations, stockholders' deficit and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Positron Corporation as of December 31, 1998, and the results of its operations and its cash flows for each of the two years in the period then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue has a going concern. Management's plan with regard to this matter is also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                       /s/ Ham, Langston & Brezina, L.L.P.
                                       -----------------------------------
                                       Ham, Langston & Brezina, L.L.P.

Houston, Texas
March 26, 1999

                                  BALANCE SHEET
                              POSITRON CORPORATION
                             AS OF DECEMBER 31, 1998
                    (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)


                                     ASSETS
                                     ------

Current Assets:
    Cash and cash equivalents                                   $      8
    Accounts receivable, net                                          99
    Inventories                                                      391
    Prepaid expenses                                                  58
                                                                --------

        Total current assets                                         556

Plant and equipment net                                              130
                                                                --------

        Total assets                                            $    686
                                                                ========


                      LIABILITIES AND STOCKHOLDERS' DEFICIT
                      -------------------------------------

Current liabilities:
    Notes payable                                               $    792
    Accounts payable and accrued liabilities                       4,723
    Unearned revenue                                                 142
                                                                --------

        Total current liabilities                                  5,657

Long-term Debt                                                       600

Other liabilities                                                     68
                                                                --------

        Total Liabilities                                          6,325
                                                                --------

Stockholders' deficit:
    Series A Preferred Stock: $1.00 par value; 8%
        cumulative, convertible, redeemable; 5,450,000
        shares authorized; 1,557,403 shares issued
        outstanding at December 31, 1998                           1,557
    Series B Preferred Stock: $1.00 par value, 8%
        cumulative, convertible, redeemable; 25,000
        shares authorized, issued and outstanding at
        December 31, 1998                                             25
    Common stock: $0.04 par value; 100,000,000 shares
        authorized 5,166,542 shares Issued and 5,106,386
        and 5,068,834 shares outstanding at December 31, 1998         52

    Additional paid-in capital                                    42,426
    Accumulated deficit                                          (49,684)
    Treasury stock:  60,156 shares at cost                           (15)
                                                                --------

        Total stockholders' deficit                               (5,639)
                                                                --------

         Total liabilities and stockholders' deficit            $    686
                                                                ========

                        See Notes to Financial Statements

                              POSITRON CORPORATION
                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                    (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                          1998           1997
Revenues:
     System sales                                      $    --        $   1,129
     Fee per scan                                            455            602
     Service and component                                 1,553          1,795
                                                       ---------      ---------

Total revenues                                             2,008          3,526
                                                       ---------      ---------

     Costs of sales and services:
     System sales                                           --              698
     Fee per scan                                            118            156
     Service, warranty and component                         402            465
     Provision for inventory obsolescence                   --            1,224
                                                       ---------      ---------

Total costs of sales and service                             520          2,543
                                                       ---------      ---------

Gross profit                                               1,488            983
                                                       ---------      ---------

Operating expenses:
     Research and development                               --            1,305
     Selling, general and administrative                   1,700          3,609
                                                       ---------      ---------

Total operating costs                                      1,700          4,914
                                                       ---------      ---------

Loss from operations                                        (212)        (3,931)
                                                       ---------      ---------

Other expenses:
     Interest expense                                       (525)          (334)
     Gain on disposal of property and equipment               29           --
     Other expense                                           (16)          (190)
                                                       ---------      ---------

Total other expense, net                                    (512)          (524)
                                                       ---------      ---------

Net loss                                               $    (724)     $  (4,455)
                                                       ---------      ---------

Basic and dilutive net loss per common share           $   (0.14)     $   (0.91)
                                                       ---------      ---------

Weighted average common shares outstanding             5,150,131      4,884,870
                                                       ---------      ---------

                       See notes to financial statements.

                              POSITRON CORPORATION
                       STATEMENT OF STOCKHOLDERS' DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                    (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                             SERIES A            SERIES B          ADDITIONAL
                          PREFERRED STOCK     PREFERRED STOCK     COMMON STOCK              ACCUMUL-   TREAS-
                          ---------------     ---------------     ------------     PAID-IN    ATED      URY
                         SHARES      AMOUNT   SHARES  AMOUNT     SHARES    AMOUNT  CAPITAL   DEFICIT   STOCK   TOTAL
                         ------      ------   ------  ------     ------    ------  -------   -------   ------  -----
Balance at              2,404,624     $2,405  25,000      $25  4,312,182       $43 $41,374  $(44,505)    $--    $(658)
January 1, 1997

Net Loss                       --         --      --       --         --        --      --    (4,455)     --   (4,455)

Conversion of
Series A Preferred
Stock to Common Stock    (809,625)      (810)     --       --    809,625         8     802        --      --       --

Conversion of
Warrants to Common
Stock                          --         --      --       --      7,183        --      15        --      --       15

Treasury Stock
received upon
settlement of note
receivable                                                                                               (15)     (15)
                        ---------     ------  ------      ---  ---------       --- -------  --------    ----  -------
Balance at              1,594,999      1,595  25,000       25  5,128,990        51  42,191   (48,960)    (15)    5113)
                        ---------     ------  ------      ---  ---------       --- -------  --------    ----  -------
December 31, 1997

Net Loss                       --         --      --       --         --        --      --      (724)     --     (724)

Conversion of             (37,552)       (38)     --       --     37,552         1      37        --      --       --
Series A Preferred
Stock to Common Stock

Warrants issued for
note extension
(1,150,000 shares)                                                                     198                        198
                        ---------     ------  ------      ---  ---------       --- -------  --------    ----  -------

Balance at
December 31, 1998       1,557,447     $1,557  25,000      $25  5,166,542       $52 $42,426  $(49,684)   $(15) $(5,639)
                        =========     ======  ======      ===  =========       === =======  ========    ====  =======

                       See notes to financial statements.

                              POSITRON CORPORATION
                             STATEMENTS OF CASH FLOW
                  FOR THE YEAR ENDED DECEMBER 31, 1998 AND 1997
                             (AMOUNTS IN THOUSANDS)

                                                        1998       1997
                                                      --------   --------
Cash flows from operating activities:
Net loss                                              $  (724)   $(4,455)
Adjustment to reconcile net loss to net cash
provided by (used in) operating activities:
    Depreciation                                          250        255
    Warrants issued for interest expense                  198       --
    Provision for doubtful accounts
        and notes receivable                             --          456
    Provision for obsolescence of inventory              --        1,224
    Net gain from sale and disposal of
        property and equipment                            (29)      --
    Provision to reduce intangible assets
        to net realizable value                          --           81
    Amortization of intangible assets                    --           25
    Change in assets and liabilities, operating:
         Decrease in accounts receivable                  154        120
         Decrease in inventories                           17      1,001
         Decrease in prepaid expenses                      73         28
         Decrease in other current assets                --          426
         Increase (decrease) in accounts payable
            and accrued liabilities                       (30)     1,011
         Decrease in revolving line of credit            --          (75)
         Increase (decrease) in other liabilities        (177)       177
         Increase (decrease) in unearned revenue           82       (207)
                                                      -------    -------

            Net cash provided by (used in)
                operating activities                     (186)        67
                                                      -------    -------

Cash flows from investing activities:
    Proceeds from sale of equipment                       364       --
    Capital expenditures                                 --           (3)
                                                      -------    -------

Net cash provided by (used in) investing activities       364         (3)
                                                      -------    -------

Cash flows from financing activities:
     Proceeds from note payable to an affiliate           600        104
     Repayment of other notes payable                    (930)      (405)
     Proceeds from conversion of warrants
        to common stock                                  --           15
                                                      -------    -------

       Net cash used in financing activities             (330)      (286)
                                                      -------    -------

Net decrease in cash and cash equivalents             $  (152)   $  (222)

Cash and cash equivalents, beginning of year              160        382
                                                      -------    -------

Cash and cash equivalents, end of year                $     8    $   160
                                                      =======    =======

                       See notes to financial statements.

                              Positron Corporation
                          Notes to Financial Statements

1.    DESCRIPTION OF BUSINESS

      Positron Corporation (the "Company") was incorporated on December 20, 1983 in the state of Texas and commenced commercial operations during 1986. The Company designs, manufacturers, markets and services its POSICAM(TM) system advanced medical imaging devices, utilizing positron emission tomography ("PET") technology. These systems utilize the Company's patented and proprietary technology, an imaging technique which assesses the biochemistry, cellular metabolism and physiology of organs and tissues, as well as producing anatomical and structural images. Targeted markets include medical facilities and diagnostic centers located throughout the world. POSICAM(TM) systems are used by physicians as diagnostic and treatment evaluation tools in the areas of cardiology, neurology and oncology. The Company faces competition principally from two other companies which specialize in advanced medical imaging equipment. Since its inception the Company has been unable to sell its POSICAM(TM) systems in sufficient quantities to be profitable. Consequently, the Company has sustained substantial losses. Net losses for the years ended December 31, 1998 and 1997 were $749,000 and $4,455,000, respectively, and at December 31, 1998 the Company has an accumulated deficit of $49,709,000. The magnitude of the selling prices of the Company's systems and the limited number of systems sold or placed in service each year has caused the Company's revenues to fluctuate significantly from year to year.

      At December 31, 1998, the Company had cash and cash equivalents of only $8,000 compared to $160,000 at December 31, 1997. During both 1998 and 1997, the Company was unable to meet certain obligations as they came due and the Company's liquidity problems have become critical. As a result of the Company's severe liquidity problem, salary payments owed to certain management level employees totaling approximately $700,000 and dating back more than a year were unpaid at December 31, 1998. Additionally, the Company is subject to certain unasserted claims which have not been resolved.

      To deal with its critical liquidity problem, during January 1999 the Company completed an agreement (the "Imatron Transaction") with Imatron, Inc. ("Imatron"), whereby in Imatron acquired a majority ownership in the Company and plans to raise capital for continued operation of the Company (See Note 14). If Imatron is unsuccessful in its efforts to raise capital for the Company, management believes that the Company will be unable to continue as a going concern and that the Company's assets will be seized by its secured creditors..

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      CASH AND CASH EQUIVALENTS

      Cash and cash equivalents include all cash balances and highly liquid investments with an original maturity of three months or less.

      INVENTORY

      Inventories are stated at the lower of cost or market and include material, labor and overhead. Cost is determined using the first-in, first-out (FIFO) method of inventory valuation.

      PLANT AND EQUIPMENT

      Plant and equipment are recorded at cost and depreciated for financial statement purposes using the straight-line method over estimated useful lives of three to seven years. Gains or losses on dispositions are included in the statement of operations in the period incurred. Maintenance and repair costs are charged to expense as incurred.

      IMPAIRMENT OF LONG-LIVED ASSETS

      Periodically, the Company evaluates the carrying value of its plant and equipment, and long-lived assets, which includes patents and other intangible assets, by comparing the anticipated future net cash flows associated with those assets to the related net book value. If an impairment is indicated as a result of such reviews, the Company would remove the impairment based on the fair market value of the assets, using techniques such as projected future discounted cash flows or third party valuations. As of December 31, 1998 an adjustment to intangible assets was indicated and recorded.

      REVENUE RECOGNITION

      Revenues from POSICAM(TM) system contracts are recognized when all significant costs have been incurred and the system has been shipped to the customer. Revenues from fee per scan contracts are recognized upon performance of patient scans. Revenues from maintenance contracts are recognized over the term of the contract. Service revenues are recognized upon performance of the services.

      RESEARCH AND DEVELOPMENT EXPENSES

      All costs related to research and development are charged to expense as incurred.

      WARRANTY COSTS

      The Company accrues for the cost of product warranty on POSICAM(TM) systems at the time of shipment. Warranty periods generally range up to a maximum of one year but may extend for longer periods. Actual results could differ from the amounts estimated.

      NET LOSS PER COMMON SHARE

      Basic and dilutive net loss per common share for the years ended December 31, 1998 and 1997 have been computed by dividing net loss by the weighted average number of shares of common stock outstanding during these periods. All common stock equivalents were antidilutive.

      ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      FAIR VALUE OF FINANCIAL INSTRUMENTS

      The Company includes fair value information in the notes to the financial statements when the fair value of its financial instruments is different from the book value. When the book value approximates fair value, no additional disclosure is made.

      RECLASSIFICATIONS

      Certain amounts presented in the Company's December 31, 1997 financial statements have been reclassified in order to conform to current year presentation.

      COMPREHENSIVE INCOME

      Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards ( "SFAS") No. 130, "Reporting Comprehensive Income". Comprehensive income includes such items as unrealized gains or losses on certain investment securities and certain foreign currency translation adjustments. The Company's financial statements include none of the additional elements that affect comprehensive income. Accordingly, comprehensive income and net income are identical.

      SEGMENT INFORMATION

      Effective January 1, 1998 the Company adopted SFAS 131, "Disclosures About Segments of an Enterprise and Related Information". SFAS 131 requires a company to disclose financial and other information, as defined by the statement, about its business segments, their products and services, geographic areas, major customers, revenues, profits, assets and other information. The Company believes that it operates in only one business segment and does not have geographically diversified business operations. Accordingly, the adoption of SFAS 131 did not have a significant impact on the Company (See Note 15).

3.    ACCOUNTS RECEIVABLE

      Accounts receivable at December 31, 1998 consisted of the following:
      (dollars in thousands)

      Accounts receivable - equipment sales                       $ 1,011
      Accounts receivable - maintenance                                99
                                                                  -------

                                                                    1,110
      Less allowance for doubtful accounts                         (1,011)
                                                                  $    99
                                                                  -------

4.    INVENTORIES

      Inventories at December 31, 1998 consisted of the following: (dollars in thousands)

      Raw materials                                               $ 1,126
      Finished goods                                                  438
                                                                  -------
                                                                    1,564
      Less reserve for obsolescence                                (1,173)
                                                                  -------
      Net Inventory                                               $   391
                                                                  -------

      Due to improvements in technology that will slow movement of the Company's inventory, the Company recorded a reserve for obsolescence of $1,224,000 at December 31, 1997 to reduce inventories to their estimated net realizable value.

5.    PLANT AND EQUIPMENT

      Plant and equipment at December 31, 1998 consisted of the following:
      (dollars in thousands)

      Furniture and fixtures                                      $    86
      Computers and peripherals                                        93
      Leasehold improvements                                           17
      Machinery and equipment                                         203
                                                                  -------
                                                                      399
      Less accumulated depreciation                                  (269)
                                                                  -------
                                                                  $   130
                                                                  =======

      During the year ended December 31, 1998, the Company sold certain leased assets and disposed of various assets not in use. The net effect of these sales and dispositions resulted in the Company reporting $29,000 gain in the accompanying statement of operations.

6.    ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

      Accrued liabilities at December 31, 1998 consisted of the following:
      (dollars in thousands)

      Trade                                                       $   677
      Rent                                                            282
      Interest                                                        370
      Professional fees                                               229
      Property tax                                                    347
      Warranty                                                      1,337
      Compensation                                                    980
      Royalties                                                       384
      Other                                                           117
                                                                  $ 4,723

7.    NOTES PAYABLE AND LONG-TERM DEBT TO AFFILIATES

      Notes payable and long-term debt at December 31, 1998 consisted of the following (dollars in thousands):

      Notes payable to Uro-Tech, Ltd (the "Uro-Tech Loan")
      bearing interest at 13.8% per year and due July 31,
      1998, (based upon extensions granted in connection
      with the Imatron Transaction). This note is
      collateralized by liens and security interests
      encumbering substantially all of the Company's assets,
      including the Company's know-how, patents and
      proprietary rights pertaining to its PET technology.
      This note is subordinated to the Imatron Note
      described below and was not paid upon maturity.             $ 792


      Note payable to Imatron, Inc. (the "Imatron Loan")
      bearing interest at prime (7.75% at December 31,
      1998) plus 1/2 percent per year and due March 1, 2000.
      Interest is due monthly on this note and is
      collateralized by liens and security interest
      encumbering substantially all the Company's assets,
      including the Company's know-how, patents and
      proprietary rights pertaining to its PET technology            600
                                                                  ------
                                                                   1,392
      Less current portion                                           792
                                                                  ------
                                                                  $  600
                                                                  ======

      In connection with the Uro-Tech Loan, the Company granted Uro-Tech, Ltd. Warrants to purchase 67,500 shares of common stock at an exercise price of $2.00 per share, exercisable through February 7, 2001.

      All notes payable and long-term debt outstanding at December 31, 1998 are due during the years ending December 31, 1999 and 2000.

8.    COMMON STOCK-OPTIONS AND WARRANTS

      OPTIONS

      In 1987, the Company established a common stock option plan (the "1987 Plan") covering directors, officers and other key employees. In November 1993, the Company canceled all options outstanding under the 1987 Plan. In connection with such cancellations, the board of directors authorized the reissuance of 38,522 options to purchase shares of common stock at 75 percent of the IPO price following the closing of an initial public offering. Such options vested and became exercisable on January 3,

      1995. In addition, in February 1994, the board of directors authorized the issuance of an additional 150,000 options at the same exercise price. Options granted under the 1987 Plan expired on the earlier of three months after termination of employment or ten years from the grant date.

      Effective June 3, 1994, the shareholders of the Company approved the 1994 Incentive and Nonstatutory Option Plan (the "1994 Plan"). The 1994 Plan as amended, provides for the issuance of an aggregate of 601,833 Common Stock options to key employees, directors, and certain consultants and advisors of the Company. The 1994 Plan also provides that the exercise price of Incentive Options shall not be less than the fair market value of the shares on the date of the grant. The exercise price per share of Nonstatutory options shall not be less than the par value of the Common Stock or 50% of the fair market value of the common stock on the date of grant. The 1994 Plan is administered by the Compensation Committee o f the Board of Directors. The committee has the authority to determine the individuals to whom awards will be made, the amount of the awards, and all other terms and conditions of the awards. As of December 31, 1998, options to purchase an aggregate of 144,389 shares of common stock at a range of $2.626 - $4.125 per share, have been granted to certain key employees.

      The 1994 Plan also provides that each non-employee director automatically receives options to purchase 10,500 shares of common stock at the date such individual becomes a non-employee director. Each non-employee director who is a director on the first business day following each Annual Shareholder Meeting also receives an option to purchase a number of shares of common stock having a value of $15,000 as determined by the fair market value of the common stock at the date of grant. As of December 31, 1998, options to purchase an aggregate of 163,724 shares of common stock at a range of $2.625-$4.125 per share had been granted to non-employee directors. All 1994 Plan options expire within ten years of the date of the grant.

      There were no stock option grants, exercises or forfeitures during the years ended December 31, 1998 or 1997. At December 31, 1998, 1997 and 1996 the Company had $572,678 stock options outstanding at a weighted average exercise price of $2.80 per share.

      The Company has elected to apply the disclosure only provisions of STATEMENT OF FINANCIAL ACCOUNTING NO. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("SFAS 123") which, if fully adopted by the Company, would change the method the Company applies in recognizing the cost of the Plan. Adoption of the cost recognition provisions of SFAS 123 is optional and the Company has decided not to elect those provisions. As a result, the Company continues to apply ACCOUNTING PRINCIPLES BOARD OPINION NO. 25 ("APB 25") and related interpretations in accounting for the measurement and recognition of the Plan's cost.

      The shares exercisable for vested options and the corresponding weighted average exercise price was 435,436 shares and $2.80 per share at December 31, 1998 and 1997.

      Following is a summary of stock options outstanding at December 31, 1998.

                         OPTIONS OUTSTANDING     OPTIONS EXERCISABLE
                        ---------------------   --------------------
                                   WEIGHTED
                                    AVERAGE     WEIGHTED                WEIGHTED
                                   REMAINING    AVERAGE                 AVERAGE
         RANGE OF                    TERM       EXERCISE                EXERCISE
      EXERCISE PRICE     SHARES    (IN YEARS)     PRICE      SHARES       PRICE
      --------------    -------    ----------   --------     -------    --------
      $2.625 - $3.375   492,980       6.20         2.63      376,194       2.63
      $3.376 - $4.125    79,698       6.66         3.91       59,242       3.92
      $2.625 - $4.125   572,678       6.27         2.80      435,436      $2.80
                        =======                              =======

      The Company did not grant or reprice any options during the year ended December 31, 1998 or 1997.

      Under SFAS 123, compensation cost is measured at the grant date based on the fair value of the awards and is recognized over the service period, which is usually the vesting period. The fair value of options granted during 1998 and 1997 was estimated on the date of grant using the Black Scholes option-pricing model with the following assumptions used to calculate fair value of options awarded in 1998 and 1997: (i)average dividend yield of 0.00%; (ii) expected volatility of 83.36%; (iii) expected life of five (5) years; and (iv) estimated risk-free interest rate, which is different for grants awarded on different grant dates, ranging from 5.66% to 7.15%. The pro forma disclosures as if the Company adopted the cost recognition requirements of SFAS 123 are as follows (in thousands):

                                         1998                    1997
                               ----------------------  -----------------------
                               AS REPORTED  PRO FORMA  AS REPORTED   PRO FORMA
                               -----------  ---------  -----------   ---------

      Net loss                    $ (749)     $ (749)    $(4,455)     $(4,485)

      Earnings per common share   $(0.15)     $(0.15)    $ (0.91)     $ (0.93)


      The effects of applying SFAS 123 in this proforma disclosure are not indicative of future results. SFAS 123 does not apply to awards prior to 1995. Additional awards in future years are not anticipated by the Company.

      WARRANTS

      Prior to the Company's initial public offering, the Company issued warrants to the purchasers of the then outstanding Series E Preferred Stock (the "1993 Warrants"). Subject to adjustment for certain transactions, the 1993 Warrants as originally issued, were exercisable for an aggregate of 353,531 shares of Common Stock at an exercise price of $9.90. Because of certain specified anti-dilution provisions, the 1993 Warrants were exercisable for an aggregate of 519,394 shares of Common Stock at a purchase price of $5.60 per share as of December 31, 1997. The 1993 Warrants expired November 30,1998.

      In connection with its initial public offering, the Company issued 3,898,550 Redeemable Warrants (the "Redeemable Warrants"). The Redeemable Warrants as originally issued were exercisable for an aggregate of 3,893,550 shares of Common Stock at an exercise price of $8.25 per share. Because of the anti-dilution provisions the Redeemable Warrants were exercisable for an aggregate of 5,646,798 shares of Common Stock at a purchase price of $5.60 per share at December 21, 1997. The Redeemable Warrants expired December 31, 1998.

      In April 1998, in connection with the Imatron transaction, the Company granted ProFuturesBridge Capital, L.P. ("ProFutures") warrants to purchase 1,150,000 shares of the Company's common stock at $0.25 per share in return for the extension of a loan agreement (See Note 14). During 1998 the Company recognized interest expense of $198,000 related to the value of these 1,150,000 warrants.

      A summary of warrant activity is as follows:

                                            # of Shares    Exercise Price
                                            -----------    ---------------

      Balance at December 31, 1996            7,799,720    $2.00-$3,572.27

      Warrants issued in connection
         with the ProFutures Loan               100,000    $          1.84
      Warrants converted to Common Stock         (7,183)
                                             ----------    ---------------

      Balance at December 31, 1997            7,892,537    $1.84-$3,572.27

      Warrants issued in connection with
         the ProFutures Loan 1993 warrants
         anti-dilution provisions             1,150,000    $          0.25
      Expired                                (6,166,192)   $          5.60
                                             ----------    ---------------

      Balance at December 31, 1998            2,876,345    $0.25-$3,572.27
                                             ==========    ===============

      No compensation expense related to options and warrants was recognized by the Company in the accompanying statement of operations during the years ended December 31, 1998 or 1997.

9.    PREFERRED STOCK

      The Company's Articles of Incorporation authorize the board of directors to issue 10,000,000 shares of preferred stock from time to time in one or more series. The board of directors is authorized to determine, prior to issuing any such series of preferred stock and without any vote or action by the shareholders, the rights, preferences, privileges and restrictions of the shares of such series, including dividend rights, voting rights, terms of redemption, the provisions of any purchase, retirement or sinking fund to be provided for the shares of any series, conversion and exchange rights, the preferences upon any distribution of the assets of the Company, including in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the preferences and relative rights among each series of preferred stock.

      SERIES A PREFERRED STOCK

      In February, March and May of 1996, the Company issued 3,075,318 shares of Series A 8% Cumulative Convertible Redeemable Preferred Stock $1.00 par value ("Series A Preferred Stock") and Redeemable Common Stock Purchase Warrants to purchase 1,537,696 shares of the Company's Common Stock. The net proceeds of the private placement were approximately $2,972,000. Each share of the Series A Preferred Stock is immediately convertible into one share of Common Stock. Each Redeemable Common Stock Purchase Warrant is exercisable at a price of $2.00 per share of Common Stock. Eight percent (8%) dividends on the Series A Preferred Stock may be paid in cash or in Series A Preferred Stock at the discretion of the Company. The Series A Preferred Stock is senior to the Company's Series B Preferred Stock and Common Stock in liquidation. Holders of the Series A Preferred stock may vote on an as if converted basis on any matter requiring shareholder vote. While the Series A Preferred Stock is outstanding or any dividends thereon remain unpaid, no Common Stock dividends may be paid or declared by the Company. The Series A Preferred Stock may be redeemed in whole or in part, at the option of the Company, at any time subsequent to March 1998 at a price of $1.46 per share plus any undeclared and/or unpaid dividends to the date of redemption. Redemption requires at least 30 days advanced notice and notice may only be given if the Company's common stock has closed above $2.00 per share for the twenty consecutive trading days prior to the notice.

      In conjunction with the issuance of the aforementioned Series A Preferred Stock, Uro-Tech converted amounts receivable from the Company totaling $650,000 into 433,329 shares of Series A Preferred Stock and 216,671 Redeemable Stock Purchase Warrants.

      SERIES B PREFERRED STOCK

      In July 1996, the Company issued 25,000 shares of Series B 8% Cumulative Convertible Redeemable Preferred stock $1.00 par value ("Series B Preferred Stock") and Common Stock Purchase Warrants to purchase up to 100,000 shares of its Common stock, par value $.01 per share. The Series B Preferred Stock plus Common Stock Purchase Warrants sold for approximately $50.00 per share of Series B Preferred stock. Subject to adjustment for certain antidilution events, each share of Series B Preferred Stock is initially convertible into 25 shares of Common Stock and each Common Stock Purchase Warrant is exercisable for one share of Common Stock at an exercise price of $2.00 per share. Eight percent (8%) dividends on the Company's Series B Preferred Stock may be paid in cash or in Series B Preferred Stock, at the discretion of the Company. The Series B Preferred Stock is junior to the Series A Preferred Stock, but senior to the Company's Common Stock in liquidation. The Series B Preferred Stock has no voting rights other than those afforded by law. As a class, however, the holders of the Series B Preferred Stock may vote on matters directly affecting the Series B Preferred Stock or mergers and/or consolidations of the Company with another company. The Series B Preferred Stock may be redeemed in whole or in part, at the option of the Company, at any time subsequent to July 1998 at a price of $50 per share plus any undeclared and/or unpaid dividends to the date of redemption. Redemption requires at least 30 days advanced notice and notice may only be given if the Company's common stock has closed above $2.00 per share for the twenty consecutive trading days prior to the notice.

      Dividends may not be paid or declared on the Company's Common stock while any unpaid dividends are outstanding on the Series B Preferred Stock. The Series B Preferred Stock and the Common Stock Purchase Warrants are not convertible or exercisable until such time as the Company's shareholders approve an amendment to its Articles of Incorporation increasing the number of the authorized shares of Common Stock by at least 2,500,000 shares.

      As of December 31, 1998, stated dividends that are undeclared and unpaid on the Series A and Series B Preferred Stocks are as follows: (in thousands)

      Series A                                                    $   311
      Series B                                                        250
                                                                  -------

      Total                                                       $   561
                                                                  =======

      The Company anticipates that such dividends, when declared, will be paid in the shares of Series A and Series B Preferred Stock.

12.   INCOME TAXES

      The Company has incurred losses since its inception and, therefore, has not been subject to federal income taxes. As of December 31, 1998, the Company had net operating loss ("NOL") carryforwards for income tax purposes of approximately $43,500,000 which expire in 1999 through 2018. Under the provisions of Section 382 of the Internal Revenue Code the greater than 50% ownership change in the Company in connection with the Imatron Transaction severely limits the Company's ability to utilize the NOL carryforward to reduce future taxable income and related tax liabilities. Additionally, because United States tax laws limit the time during which NOL carryforwards may be applied against future taxable income, the Company will not be able to take full advantage of its NOL for federal income tax purposes should the Company generate taxable income.

      The composition of deferred tax assets and the related tax effects at December 31, 1998 as follows: (amounts in thousands)

      Deferred tax assets:
           Net operating losses                                   $14,807
           Allowance for doubtful accounts
              and notes receivable                                    343
           Inventory basis difference                                 767
           Accrued liabilities and reserves                           584
           Valuation allowance                                    (16,517)
                                                                  -------

           Total deferred tax assets                                   16
                                                                  -------

      Deferred tax liabilities:
           Property and equipment                                      16
           Other                                                       --
                                                                  -------

           Total deferred tax liability                                16
                                                                  -------

      Net deferred tax asset (liability)                              $--
                                                                  =======

      The difference between the income tax benefit in the accompanying statement of operations and the amount that would result if the U.S. Federal statutory rate of 34% were applied to pre-tax loss is as follows:
      (amounts in thousands)


                                              1998              1997
                                        ---------------   ----------------
                                        Amount      %     Amount       %
                                        ------    -----   -------    -----

      Benefit for income tax at
         federal statutory rate          $ 246     34.0   $ 1,514     34.0
      Non-deductible expenses              (64)    (9.0)       --       --
      Increase in valuation allowance     (182)   (25.0)   (1,514)   (34.0)
                                         -----    -----   -------    -----

      Total tax benefit                  $  --       --   $    --       --
                                         =====    =====   =======    =====


13.   401(K) PLAN

      The Positron Corporation 401(k) Plan and Trust (the "Plan") covers all of the Company's employees who are United States citizens, at least 21 years of age and have completed at least one quarter of service with the Company. Pursuant to the Plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the Plan. The Plan provides for the Company to make contributions in an amount equal to 25 percent of the participant's deferral contributions, up to 6 percent of the employee's compensation, as defined in the Plan agreement. The Company's contribution expense was approximately $6,000 and $12,000 in 1998 and 1997, respectively. The board of directors of the Company may authorize additional discretionary contribution, although, no additional Company contributions have been made as of December 31, 1998.

14.   RELATED PARTY TRANSACTIONS

      The Company has an incentive compensation plan for certain key employees and its former Chairman. The incentive compensation plan provides for annual bonus payments based upon achievement of certain corporate objectives as determined by the Company's compensation committee, subject to the approval of the board of directors. To date, the Company has not paid any bonuses pursuant to the incentive compensation plan.

      Pursuant to agreements entered into in November 1993, the Company extended loans to a current board member and a former board members in order to provide each of them with funds to satisfy their respective personal income tax liability arising out of the conversion of certain Positron Corporation Promissory Notes into Common Stock. Such agreements were entered into by the Company in connection with the IPO and in consideration of certain concessions made by the board member and former board member concerning the conversion terms under their respective Notes. Pursuant to the agreements, each of the loans were made on substantially the following terms: (i) limited to a principal amount not to exceed $175,000, (ii) interest payable at a rate of six percent per year, (iii) an initial term of three years with the principal balance being due and payable upon the expiration of the term,
      (iv) limited recourse against the borrower, and (v) collateralized by Positron Corporation Common Stock owned by the borrower. In accordance with such agreements, on April 15, 1994, the Company extended a $165,817 loan to a current board member and a $158,552 loan to the former board member.

      Both of the notes receivable matured in April 1997 but were not repaid by the debtors and, accordingly, 60,156 shares of the Company's common stock reverted back to the Company and are included in treasury stock at December 31, 1998. In connection with this transaction, the Company recognized bad debt expense of $309,000 during 1997.

      The Company formerly had certain consulting agreements with its Chairman and a member of its board. Each agreement provided for monthly consulting payments of $6,667 and expired in 1998.

13.   COMMITMENTS AND CONTINGENCIES

      EMPLOYMENT AGREEMENT WITH FORMER EMPLOYEE

      On January 1, 1996, the Company entered into an employment agreement with Werner J. Haas, Ph.D. pursuant to which Dr. Haas agreed to serve as President and Chief Executive Officer of the Company for a term of two years. The employment agreement provided for the payment of an annual base salary of $200,000, bonuses in an amount to be determined at the discretion of the Board of Directors of the Company, and participation in any employee benefit plan adopted by the Company for its employees.

      On February 18, 1997, Dr. Haas informed the Board of Directors of the Company that he considered his contract to have been terminated by the Company without cause as a result of the Company's failure to pay the February 15, 1997 payroll to any of its management level employees and specifically to him. Additionally, Dr. Haas resigned as a member of the Company's Board of Directors. Dr. Haas has demanded that the Company pay him all past due salary as well as the nine months severance pay specified in his employment agreement if his contract is determined to have been terminated without cause. The Company's maximum exposure with regard to Dr. Haas' employment agreement is approximately $175,000 should Dr. Haas establish that he was terminated without cause. The Company believes, and has indicated to Dr. Haas, that no amounts are due him under his employment agreement. Accordingly, the Company's potential loss with regard to this matter should fall within a range up to $175,000. As of December 31, 1998, the Company is unable to predict the outcome of the disagreement between Dr. Haas and the Company.

      ROYALTY AGREEMENTS

      The Company is obligated to pay royalties of 3% of the gross revenue from sales, uses, leases, licensing or rentals of POSICAM systems, 1% each to two former directors of the

      Company and two other unrelated entities. During the years ended December 31, 1998 and 1997 the Company incurred royalties of $16,000 and $42,000, respectively.

      The Company's royalties were reduced to the 3% level based upon consideration, provided to two of the payees, under consulting agreements and promissory notes. However, the consulting agreements provide that if the Company defaults in its payment obligations thereunder, then the payees would be entitled to receive regrant of the royalties that they previously released. In April 1998, the Company received a demand letter from one of the payees alleging default under his consulting agreement in 1997 and demanding regrant of an additional 1% royalty interest. Although the Company has not received a demand from the second payee, the Company believes that a payment default may have occurred under his consulting agreement and that as a result thereof, he may be entitled to the regrant of an additional 0.5% royalty interest. The Company has accrued approximately $100,000 in recognition of the additional roylaties due. In December 1998, the Company reached an agreement in principle regarding payment of back royalties, waiver of demand rights regarding defaults under a consulting contract and retaining the reduced royalty payment level going forward. If the parties fail to reach a settlement, with the other payee such payee will be entitled to receive an aggregate 2% royalty resulting in an increase of the Company's royalty obligations from 3% to 4%. Such increase in royalty obligations could have a material adverse effect on the Company's future financial performance.

      LEASE AGREEMENTS

      During 1997, the Company leased its office and manufacturing facility and certain office equipment under noncancelable operating leases with unexpired terms ranging from one to four years. In March 1998, the Company, under severe cash flow constraints, was forced to leave its long-term office and manufacturing facility lease and move its operations to a facility with significantly reduced space and a more affordable lease payment. The Company entered into a series of six-month leases at a monthly rate of $2,671 and the Company's current lease expires in August 1998. However, the Company was unable to obtain a release from its original lease and has been notified by its former landlord that all delinquent amounts due under its original lease are currently payable. Company management believes that the landlord has leased its space to new tenants at favorable lease rates and that its exposure is limited to any shortfall in lease payments experienced by the former landlord. The Company believes that its maximum exposure related to the lease with its former landlord is $950,000, based on the remaining future payments due at the date the lease was abandoned. However, the Company believes that the amounts due the landlord will be offset by payments from the current tenant and should not exceed $75,000. Accordingly, the company's potential loss falls in a range from $75,000 to $950,000 and the Company has accrued approximately $250,000 related to this matter. As of December 31, 1998, the Company is unable to predict the outcome of this disagreement with its former landlord.

      Rental expense for operating leases amounted to approximately $110,000 and $256,000 for the years ended December 31, 1998 and 1997, respectively. Future minimum lease payments due under noncancelable operating leases with original lease terms of greater than one year and expiration dates subsequent to December 31, 1998, are summarized as follows: (amounts in thousands)

      1998                                                        $ 361
      1999                                                          421
      2000                                                          210
                                                                  -----

      Total minimum lease payments                                $ 992
                                                                  =====

      The above lease payment schedule consists primarily of payments due under the Company's lease with its former landlord.

      IMPACT OF YEAR 2000

      The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have time sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculation causing a disruption of business activities.

      The Company has performed only a preliminary assessment of the Year 2000 issue using a broad overview and management's current understanding of its information and non-information systems and its informal understanding of the information and non-information systems of its significant suppliers and major customers. None of the details tasks necessary to properly assess the Year 2000 issue (such as direct coordination with vendors, customers and manufacturers) have been performed.

      Based on a preliminary assessment, the Company believes that no significant modifications to its computer software or hardware will be required and that its existing computer systems (including information systems, non-information systems using date sensitive embedded chips and its POSICAM(TM) systems) will function properly with respect to dates in the year 2000 and thereafter. Based upon such preliminary assessment, the Company also currently believes that costs to modify the Company's existing computer hardware and software systems in regard to the Year 2000 issue will not be significant and should not exceed $10,000. However, the Year 2000 issue is extremely complex and the costs to properly assess its impact on the Company and to correct associated problems may be significant.

      Based on the Company's preliminary assessment of its relationships with significant suppliers and major customers to understand the extent to which the Company is vulnerable to any failure by third parties to remedy their own Year 2000 issues, management believes that the Company does not have significant exposure with respect to third parties. However, the Company's preliminary assessments indicated that the worst case scenario with regard to the Year 2000 issue would be delays in receiving parts and materials needed for manufacturing and delays by customers in making payments for fee-per-scan and maintenance services. In the Company's current financial position, such circumstances could threaten the Company's continued existence.

      Due to the Company's current severe liquidity problems, the Company has not had the financial resources to perform a complete assessment of Year 2000 issues, assess the potential cost or develop any contingency plan with regard to Year 2000 issues that may arise. The Company is unable to predict at the current time, when and to what extent it may further pursue its assessment of potential Year 2000 issues and the development of any contingency plans in respect thereof. If the Company is able to obtain necessary financial resources, a complete assessment of the Year 2000 issues facing the Company will likely be completed in the third quarter of 1999.

      PAST DUE PROPERTY TAXES

      In February 1998, certain taxing authorities filed legal actions against the Company to collect certain past due property taxes, penalty and interest totaling $241,307. In connection with such legal actions, the taxing authorities filed liens covering substantially all inventory, furniture, fixtures and equipment of the Company. The Company has accrued all past due property taxes and is currently operating under a payment agreement with the taxing authorities.

      DISPUTE REGARDING POSICAM(TM) SYSTEM

      Arbitration procedures have been initiated against the Company by a Chinese Company ("Complainant") regarding purchase of POSICAM(TM) system ("System"). In September 1996 the Company contracted with Complainant to supply a System, with Complainant providing a down payment of approximately $300,000 and a commitment to provide a letter of credit for the remaining purchase price, fundable upon shipment of the System. The Company used the down payment to purchase the beginning inventory for and begin construction of the System. Complainant failed to provide the Letter of Credit, and the Company was not able to complete and deliver the System. Complainant demanded return of its deposit and initiated arbitration in September 1998 with the China International Economic and Trade Arbitration Commission in Shanghai. The Company believes that the claims raised are without merit, and intends to vigorously defend its interests. It is not possible at present to predict the outcome of this proceeding, although an unfavorable ruling could have a material adverse effect on the Company's business and financial performance.

14.   IMATRON AGREEMENT

      In May 1998, the Company entered into an agreement (the "Imatron Transaction") with Imatron Inc. ("Imatron"), pursuant to which in January 1999, Imatron acquired a majority ownership of the Company. In conjunction with the Imatron Transaction, Imatron has made working capital advances to the Company of $600,000 to enable the Company to meet a portion of its current obligations.

      Upon consummation of the Imatron Transaction in January 1999, Imatron acquired a majority ownership of the outstanding common stock of the Company on a fully-diluted and as-if-converted basis( excluding out-of-the-money warrants and options determined at the time of issuance of the shares of Imatron) and was issued nine million of the Company's common stock in return for a nominal cash payment in the amount of $100.

      Imatron, in addition to providing limited working capital financing, has agreed to support the Company's marketing program particularly with regard to Imatron's affiliate, Imatron Japan, Inc. by agreeing to make all reasonable efforts to cause the placement of 10 POSICAM(TM) systems over the next three years. During 1998 the Company shipped a POSICAM(TM) system to Imatron Japan as the first delivery under a three-year distribution agreement entered into during 1997. Imatron Japan, an affiliate of Imatron, is a major distributor for Imatron's Ultrafast CT and for the products of certain other high technology companies. Imatron owns a 24 percent minority interest in Imatron Japan.

      Imatron has also agreed to help facilitate the recapitalization of the Company and to support its re-entry into the medical imaging market by using its best efforts, after the share issuance closing date, to arrange for additional third-party equity financing for the Company over an eighteen-month period in an aggregate amount of at least $8,000,000. There can be no assurances, however, that any such sales will actually be consummated or that Imatron will be able to successfully assist the Company in raising additional capital.

      In connection with the Imatron Transaction, the Company, Imatron and two current lenders to the Company, Uro-Tech and ProFutures, entered into certain agreements whereby (a) ProFutures waived all past defaults and extended the maturity of the ProFutures Loan in return for a $50,000 payment and the issuance of warrants to purchase 1,150,000 shares of the Company's common stock at $0.25 per share. The ProFutures Loan was subsequently repaid in November 1998; (b) Imatron agreed to subordinate its loan to the ProFutures Loan, (c) Uro-Tech agreed to subordinate its loan (with a current balance of approximately $792,000 plus accrued interest payable of approximately $272,000 at December 31, 1998) to Imatron's loan

      If Imatron is unsuccessful in its efforts to raise capital for the Company, management believes that the Company will be unable to continue as a going concern and that the Company's assets will be seized by its secured creditors.

15.   SEGMENT INFORMATION AND MAJOR CUSTOMERS

      As discussed in Note 1, the Company believes that all of its material operations are conducted in the servicing and sales of medical imaging devices and it currently reports as a single segment.

      During the years ended December 31, 1998 and 1997 the Company had a limited number of customers as follows:

                                                          ---------- ----------
      Total number of customers                              1998       1997
                                                          ---------- ----------

      Customers accounting for more than 10% revenues         12         12
                                                               2         2
      Percent of revenues derived from largest customer       23%        32%

17.   SUPPLEMENTAL CASH FLOW DATA

      Supplemental disclosure of cash flow information.

                                                          ---------- ----------
                                                             1998       1997
                                                          ---------- ----------

      Cash paid for interest                                $ 163      $ 277
                                                          ========== ==========

                              POSITRON CORPORATION
                                 BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                    September 30,   December 31,
                                                        1999           1998
                                  ASSETS             (UNAUDITED)      (NOTE)
                                  ------             -----------    -----------
Current assets:
    Cash and cash equivalents                        $   8,606      $       8
    Accounts receivable, net                               210             99
    Inventories                                            636            391
    Prepaid expenses                                       103             58
                                                     ---------      ---------

        Total current assets                             9,555            556

    Note Receivable                                         30             --
    Plant and equipment, net                               108            130
                                                     ---------      ---------

        Total assets                                 $   9,693      $     686
                                                     =========      =========


                   LIABILITIES AND STOCKHOLDERS' DEFICIT
                   -------------------------------------

Current liabilities:
    Accounts payable, trade and accrued liabilities      3,696          4,723
    Note payable to an affiliate                            --            792
    Unearned revenue                                        74            142
                                                     ---------      ---------

        Total current liabilities                        3,770          5,657

Long term debt to an affiliate                              --            600
Other liabilities                                           51             68
                                                     ---------      ---------

        Total liabilities                                3,821          6,325
                                                     =========      =========

Stockholders' equity:

Series A Preferred Stock: $1.00 par value; 8%
    cumulative, convertible, redeemable; $1.00 par
    value; 5,450,000 shares authorized; 1,035,448
    and 1,557,403 shares issued and outstanding at
    September 30, 1999 and December 31, 1998,
    respectively                                         1,035          1,557

Series B Preferred Stock: $1.00 par value, 8%
    cumulative, convertible, redeemable; 25,000
    shares authorized, 25,000 Issued, and
    outstanding at September 30, 1999 and December
    31, 1998, respectively                                  --             25

Common Stock: $0.01 par value; 100,000,000 shares
    authorized; 52,146,877 and 5,166,542 shares
    issued on September 30,1999 and December 31,
    1998, respectively                                     521             52

    Additional paid-in capital                          53,907         42,426
    Accumulated deficit                                (49,576)       (49,684)
    Treasury Stock:  60,156 shares at cost                 (15)           (15)
                                                     ---------      ---------

        Total stockholders' equity                       5,872         (5,639)
                                                     ---------      ---------

            Total liabilities and
                stockholders' equity                 $   9,693      $     686
                                                     =========      =========

Note: The consolidated balance sheet at December 31, 1998 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. See accompanying notes.

                              POSITRON CORPORATION
                            STATEMENTS OF OPERATIONS
                        (IN THOUSANDS, EXCEPT SHARE DATA)
                                   (UNAUDITED)

                                          THREE MONTHS ENDED   NINE MONTHS ENDED
                                          ------------------   -----------------
                                             September 30,       September 30,
                                           ----------------    ----------------
                                            1999      1998      1999      1998
                                           ------    ------    ------    ------
Revenues:
     Fee per scan                             $--    $  147    $   --    $  454
     Upgrades                                  --        --       137        --
     Service and component                    385       153     1,088       933
                                           ------    ------    ------    ------

         Total Revenue:                       385       300     1,225     1,387
                                           ------    ------    ------    ------

Costs of sales and services:
     Fee per scan                              --        29        --        89
     Upgrades                                  --        --        49        --
     Service, warranty and component          171       108       418       286
                                           ------    ------    ------    ------

         Total costs of revenues              171       137       467       375
                                           ------    ------    ------    ------

         Gross profit                         214       163       759     1,012

Operating expenses:
    Research and development                  140        --       269        18
    Selling and marketing                      60        --        60        16
    General and administrative                184       840       420     1,734
                                           ======    ======    ======    ======

        Total operating expenses              384       840       749     1,768
                                           ------    ------    ------    ------

        Income (loss) from operations        (170)     (677)       10      (756)

Interest income/(expense)                      55       (67)      (45)     (228)
                                           ------    ------    ------    ------

Loss before extraordinary item               (115)     (744)      (35)     (984)

Extraordinary item, gain on
    forgiveness of debt                       143        --       143        --
                                           ------    ------    ------    ------

Net income (loss)                          $   28    $ (744)   $  108    $ (984)
                                           ======    ======    ======    ======

Basic and diluted earnings
    (loss) per common share
    including extraordinary item           $ 0.00    $(0.14)   $ 0.00    $(0.19)
                                           ======    ======    ======    ======

Weighted average number of basic
    Common shares outstanding              40,278     5,144    23,792     5,139
                                           ======    ======    ======    ======


Weighted average number of diluted
    Common shares outstanding              50,880     5,144    27,691     5,139
                                           ======    ======    ======    ======


                             See accompanying notes

                              POSITRON CORPORATION
                       CONDENSED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)
                                   (UNAUDITED)

                                          THREE MONTHS ENDED  NINE MONTHS ENDED
                                          ------------------  -----------------
                                             September 30,      September 30,
                                           ----------------    ---------------
                                            1999      1998      1999     1998
                                           ------    ------    ------    -----
Cash flows from operating activities:
    Net income (loss)                      $   28    $ (744)   $  108    $(984)
    Adjustment to reconcile net income
        (loss) to net cash provided
        (used) in operating activities         --        --        --      763
        Depreciation                           (2)      126        13       --
    Changes in operating assets and
        liabilities:
        Accounts receivable                     9       216      (111)      --
        Inventory                            (251)       --      (245)      --
        Prepaid expenses                      (45)      173       (45)      --
        Notes Receivable                      (30)       --       (30)      --
        Accrued liabilities                (1,000)      260    (1,017)      --
        Unearned revenue                      (98)       60       (68)      --
        Other liabilities
                                              (17)      (16)      (17)      --
                                           ------    ------    ------    -----

             Net cash used in
                 operating activities      (1,412)   (1,406)       75     (221)
                                           ------    ------    ------    -----

Cash flows from financing activities:
    Proceeds from sale of common stock     11,402        --    11,402       --
    Repayment of other notes payable       (1,392)       --    (1,392)    (206)
                                           ------    ------    ------    -----

             Net cash used in
                 financing activities      10,010        --    10,010     (206)
                                           ------    ------    ------    -----

Net decrease in cash and cash equivalents  $8,604    $   75    $8,598    $ (15)

Cash and cash equivalents, beginning
        of period                               2        70         8      160
                                           ------    ------    ------    -----

Cash and cash equivalents, end of period   $8,606    $  145    $8,606    $ 145


                             See accompanying notes

                              POSITRON CORPORATION
                     SELECTED NOTES TO FINANCIAL STATEMENTS

1.    BASIS OF PRESENTATION

      The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles and the rules of the U.S. Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto contained in the Company's Annual Report of Form 10-KSB for the year ended December 31, 1998. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for the most recent fiscal year ended December 31, 1998, as reported in the Form 10-KSB, have been omitted.

2.    COMPREHENSIVE INCOME

      Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting Comprehensive Income." Comprehensive income includes such items as unrealized gains or losses on certain investment securities and certain foreign currency translation adjustments. The Company's financial statements include none of the additional elements that affect comprehensive income. Accordingly, comprehensive income and net income are identical.

3.    EARNINGS PER SHARE

      Basic earnings per common share are based on the weighted average number of common shares outstanding in each year and after preferred stock dividend requirements. Diluted earnings per common share assume that any dilutive convertible preferred shares outstanding at the beginning of each year were converted at those dates, with related interest, preferred stock dividend requirements and outstanding common shares adjusted accordingly. It also assumes that outstanding common shares were increased by shares issuable upon exercise of those stock options for which market price exceeds exercise price, less shares which could have been purchased by the Company with related proceeds. The convertible preferred stock and outstanding stock options and warrants were not included in the computation of diluted earnings per common share for 1998 since it would have resulted in an antidilutive effect.

      The following table sets forth the computation of diluted weighted average shares outstanding (Shares in thousands):

                                          THREE MONTHS ENDED  NINE MONTHS ENDED
                                          ------------------  -----------------
                                             September 30,      September 30,
                                            ---------------    ---------------
                                             1999     1998      1999     1998
                                            ------    -----    ------    -----

Denominator:
    Denominator for basic earnings
        per Share-weighted average
        shares                              40,278    5,144    23,792    5,139

    Effect of dilutive securities:
        Convertible Series A
            preferred stock                    670       --       670       --
    Dilutive potential common shares         9,932       --     3,229       --
    Denominator for diluted earnings
        per Share-adjusted weighted
        Average shares and assumed
            Conversions                     50,880    4,885    27,691    4,885
                                            ======    =====    ======    =====

4.    INCOME TAX

      The difference between the Federal statutory income tax rate and the Company's effective income tax rate is primarily attributable to increases in valuation allowances for deferred tax assets relating to net operating losses.

5.    IMATRON TRANSACTION

      In May 1998, the Company entered into an agreement (the "Imatron Transaction") with Imatron Inc. ("Imatron"), pursuant to which in January 1999, Imatron acquired a majority ownership of the Company. In conjunction with the Imatron Transaction, Imatron made working capital advances to the Company of $600,000 to enable the Company to meet a portion of its current obligations.

      Upon consummation of the Imatron Transaction in January 1999, Imatron acquired a majority ownership of the outstanding common stock of the Company on a fully-diluted and as-if-converted basis (excluding out-of-the-money warrants and options determined at the time of issuance of the shares of Imatron) and was issued nine million of the Company's common stock in return for a nominal cash payment in the amount of $100.

      Imatron, in addition to providing limited working capital financing, agreed to support the Company's marketing program particularly with regard to Imatron's affiliate, Imatron Japan, Inc. by agreeing to make all reasonable efforts to cause the placement of 10 POSICAM(TM) systems over the next three years. During 1998 the Company shipped a POSICAM(TM) system to Imatron Japan as the first delivery under a three-year distribution agreement entered into during 1997. Imatron Japan, an affiliate of Imatron, is a major distributor for Imatron's Ultrafast CT and for the products of certain other high technology companies. Imatron owns a 24 percent minority interest in Imatron Japan.

      Imatron has also agreed to help facilitate the recapitalization of the Company and to support its re-entry into the medical imaging market by using its best efforts, after the share issuance closing date, to arrange for additional third-party equity financing for the Company over an eighteen-month period in an aggregate amount of at least $8,000,000. There can be no assurances, however, that any such sales will actually be consummated or that Imatron will be able to successfully assist the Company in raising additional capital.

      In connection with the Imatron Transaction, the Company, Imatron, and two, then current lenders, to the Company, Uro-Tech and ProFutures, entered into certain agreements whereby (a) ProFutures waived all past defaults and extended the maturity of the ProFutures Loan in return for a $50,000 payment and the issuance of warrants to purchase 1,150,000 shares of the Company's common stock at $0.25 per share. The ProFutures Loan was subsequently repaid in November 1998; (b) Imatron agreed to subordinate its loan to the ProFutures Loan, (c) Uro-Tech agreed to subordinate its loan (with a current balance of approximately $792,000 plus accrued interest payable of approximately $272,000 at December 31, 1998) to Imatron's loan.

      In August of 1999, Imatron successfully completed raising a net $11.4 million of equity capital for the Company. This reduced Imatron's current ownership in the company to approximately 16%. Consistent with the completion of the financing, the Company has repaid the Imatron bridge loan plus interest and paid the Uro-tech loan plus interest. The Company's President has resigned as Imatron's CFO and Imatron no longer has operating or voting control of the company.

                                                              78,732,990 Shares







                                                                 Common Stock





                                                                 ------------

                                                                  PROSPECTUS
                                                                 ------------










                                                              February 14, 2000

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to the Texas Business Corporation Act (Art.2.02-1), Positron's Certificate of Incorporation excludes personal liability on the part of its directors to the Company for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts set forth in Art. 2.02-1(B) of the Business Corporation Act, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right which a director may have to be indemnified.

Positron's Certificate of Incorporation and its Bylaws require indemnification of directors and officers of the Company to the fullest extent permitted by the Business Corporation Law for claims against them in their official capacities, including stockholders' derivative actions.


                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered. All amounts are estimated except the SEC Registration Fee..

      SEC Registration Fee                                        $ 11,016
      Blue Sky Qualification Fees and Expenses                      20,000
      Accounting Fees and Expenses                                   2,500
      Legal Fees and Expenses                                       50,000
      Printing and Engraving                                        20,000
      Miscellaneous                                                  1,000
                                                                  --------
      Total                                                       $104,516

                     RECENT SALES OF UNREGISTERED SECURITIES

      During the past three years, the registrant has issued the securities set forth below which were not registered under the Securities Act of 1933.

      Warrants were issued to ProFutures Bridge Capital Fund, Ltd. in connection with the execution of a loan to the Company in 1996 and subsequent extensions of credit in 1997 and 1998. A total of 1,500,000 warrants have been issued to ProFutures during this period, 250,000 of which were initially exerciseable at $2.40 per share (which price was later adjusted) and 1,250,000 of which are exercisable at $0.25 per share. To date, none of the warrants has been exercised, and the shares underlying the warrants are being registered in this registration statement. Pursuant to anti-dilution provisions contained in the warrants, the number of shares underlying the warrants may be greater than 1,500,000.

      Warrants were issued to Uro-Tech Ltd., a Texas limited partnership, in connection with extensions or conversions of a loan originally made to the Company in November 1995. The general partner of Uro-Tech Ltd. is OmniMed Corporation, the founder, chairman and principal shareholder of which is Dr. Gary B. Wood, a member of the Company's board of directors. Initially, a warrant to purchase 67,500 shares of common stock was issued to Uro-Tech, Ltd. in connection with the original extension of credit. In September 1999 that warrant was exchanged for a warrant to purchase 100,000 common shares in connection with the extension and retirement of the loan. The shares underlying the replacement warrant are being registered in this registration statement. In addition, 216,671 warrants to purchase common stock were issued to Uro-Tech in 1997 upon conversion of $650,000 in the principal amount of the loan.

      Effective January 22, 1999, the Company sold to Gary H. Brooks and S. Lewis Meyer respectively warrants to purchase 3,000,000 shares and 1,500,000 shares respectively of Positron common stock. Mr. Brooks is the Company's President and Mr. Meyer is Chairman of the Board. See SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS of this statement. The shares underlying these warrants are being registered pursuant to this registration statement.

      In August 1999 the Company concluded a private placement of 42,166,664 shares of Positron common stock for a total price of $12,700,000. In connection with the private placement, Positron also issued 21,460,000 five-year warrants. The common shares and the shares underlying these warrants are being registered pursuant to this registration statement.

      In November 1999, the Company negotiated a resolution regarding all open issues with K. Lance Gould, a former director and royalty holder. See LEGAL PROCEEDINGS of this Statement. In connection with the settlement and release negotiated with Dr. Gould, the Company issued to Dr. Gould 168,000 shares of Positron common stock. These common shares are being registered pursuant to this registration statement.

                                ITEM 27: EXHIBITS

3.1 Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

3.2 By-laws of the Registrant, as amended (incorporated herein by reference to Exhibit 3.2 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

4.1     Specimen Stock Certificate (incorporated herein by reference to Exhibit
        4.1 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994).

4.2     Form of Redeemable Warrant (included as part of Exhibit 4.5)

4.3 Statement of Designation Establishing Series A 8% Cumulative Convertible Redeemable Preferred Stock of Positron Corporation, dated February 28, 1996 (incorporated herein by reference to Exhibit 4.3 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995).

4.4 Warrant Agreement dated as of February 29, 1996, between Positron Corporation and Continental Stock Transfer & Trust Company (incorporated herein by reference to Exhibit 4.4 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995).

4.5 Specimen Redeemable Warrant Certificate to Purchase Shares of Common Stock (incorporated herein by reference to Exhibit 4.5 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995).

4.6 Stock Purchase Warrant dated as of February 7, 1996 issued by Positron Corporation to Boston Financial & Equity Corporation (incorporated herein by reference to Exhibit 4.6 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995).

4.7 Statement of Designation Establishing Series B 8% Cumulative Convertible Redeemable Preferred Stock of Positron Corporation, dated July 9, 1996.

4.8 Form of Warrant Agreement dated as of July 10, 1996, between Positron Corporation and Brooks Industries Profit Sharing Plan.

4.9* Warrant Agreement dated as of June 15, 1999 between Positron Corporation and Gary Brooks.

4.10* Stock Purchase Warrant dated as of June 15, 1999 issued by Positron Corporation to Gary H. Brooks.

4.11* Warrant Agreement dated as of June 15, 1999 between Positron Corporation and S. Lewis Meyer

4.12* Stock Purchase Warrant dated as of June 15, 1999 issued by Positron Corporation to S. Lewis Meyer

4.13* Stock Purchase Warrant dated as of September 20, 1999 issued by Positron Corporation to Uro-Tech, Ltd. as replacement for 1995 Warrant.

4.14 Form of Stock Purchase Agreement executed in connection with July 1999 Private Placement (incorporated by reference to Exhibit 5.1 to the Company's Report on 8-K dated August 18, 1999.)

4.15 Form of Common Stock Purchase Warrant in connection with July 1999 Private Placement (incorporated by reference to Exhibit 5.2 to the Company's Report on 8-K dated August 18, 1999.)

5.1*    Opinion of Allen Matkins Leck Gamble & Mallory LLP

10.1 Lease Agreement dated as of July 1, 1991, by and between Lincoln National Pension Insurance Company and Positron Corporation (incorporated herein by reference to Exhibit 10.1 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.2 Agreement dated as of March 1, 1993, by and between Positron Corporation and Oxford Instruments (UK) Limited (incorporated herein by reference to Exhibit 10.2 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.3 International Distribution Agreement dated as of November 1, 1992, by and between Positron Corporation and Batec International , Inc. (incorporated herein by reference to Exhibit 10.3 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.4+   1994 Incentive and Nonstatutory Option Plan.

10.5+ Amended and Restated 1987 Stock Option Plan (incorporated herein by reference to Exhibit 10.5 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.6+   Retirement Plan and Trust (incorporated herein by reference to Exhibit
        10.6 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.7 Amended and Restated License Agreement dated as of June 30, 1987, by and among The Clayton Foundation for Research, Positron Corporation, K. Lance Gould, M.D., and Nizar A. Mullani (incorporated herein by reference to Exhibit 10.7 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.8 Clarification Agreement to Exhibit 10.7 (incorporated herein by reference to Exhibit 10.8 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.9 Royalty Assignment dated as of December 22, 1988, by and between K. Lance Gould and Positron Corporation (incorporated herein by reference to Exhibit 10.10 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.10   Royalty Assignment dated as of December 22, 1988, by and between Nizar
        A. Mullani and Positron Corporation (incorporated herein by reference to Exhibit 10.11 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.11 Royalty Assignment dated as of December 22, 1988, by and between The Clayton Foundation and Positron Corporation (incorporated herein by reference to Exhibit 10.12 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.12+ Stock Purchase Warrant dated October 31, 1993, issued to Gary B. Wood (incorporated herein by reference to Exhibit 10.15 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.13   Amendment No. 1 to Exhibit 10.22 (incorporated herein by reference to
        Exhibit 10.23 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.14+ Consulting Agreement dated as of January 15, 1993, by and between Positron Corporation and K. Lance Gould, M.D. (incorporated herein by reference to Exhibit 10.24 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.15 Stock Purchase Warrant dated February 25, 1993, issued to K. Lance Gould (incorporated herein by reference to Exhibit 10.26 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.16+ Consulting Agreement dated February 23, 1995, effective December 15, 1994, by and between Positron Corporation and F. David Rollo, M.D. Ph.D., FACNP.

10.17+ Consulting Agreement dated as of January 15, 1993, by and between Positron Corporation and Nizar A. Mullani (incorporated herein by reference to Exhibit 10.31 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.18+ Consulting Agreement dated as of November 12, 1993, by and between Positron Corporation and OmniMed Corporation (incorporated herein by reference to Exhibit 10.35 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.19 Contract No. 1318 dated as of December 30, 1991, by and between Positron Corporation and The University of Texas Health Science Center at Houston (incorporated herein by reference to Exhibit 10.39 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.20+ Letter Agreement dated July 30, 1993 between Positron Corporation and Howard Baker (incorporated herein by reference to Exhibit 10.52 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.21 Technology Transfer Agreement dated as of September 17, 1990, by and between Positron Corporation and Clayton Foundation for Research (incorporated herein by reference to Exhibit 10.54 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.22 Stock Purchase Warrant dated as of October 31, 1993 issued to Gerald Hillman (incorporated herein by reference to Exhibit 10.56 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.23 Stock Purchase Warrant dated as of October 31, 1993 issued to The Dover Group (incorporated herein by reference to Exhibit 10.57 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.24 Stock Purchase Warrant dated as of October 31, 1993 issued to John Wilson (incorporated herein by reference to Exhibit 10.63 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.25+ Stock Purchase Warrant dated as of October 31, 1993 issued to Robert Guezuraga (incorporated herein by reference to Exhibit 10.64 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.26 Stock Purchase Warrant dated as of October 31, 1993 issued to Richard Ronchetti (incorporated herein by reference to Exhibit 10.65 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.27 Form of Amended and Restated Registration Rights Agreement dated as of November 3, 1993, by and among Positron and the other signatories thereto (1993 Private Placement) (incorporated herein by reference to Exhibit 10.73 to the Company's Registration Statement on Form SB-2 (File No. 33-68722).

10.28 Registration Rights Agreement dated as of July 31, 1993, by and among Positron and the other signatories thereto (other than the 1993 Private Placement) (incorporated herein by reference to Exhibit 10.74 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.29 Software Licenses dated as of March 1, 1993, by and between Positron Corporation and Oxford Instruments (UK) Limited (incorporated herein by reference to Exhibit 10.81 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.30 Distribution Agreement dated as of June 1, 1993, by and between Positron Corporation and Elscint, Ltd. (incorporated herein by reference to Exhibit 10.82 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.31+ Employment Agreement dated as of August 19, 1993, by and between Positron Corporation and Richard E. Hitchens (incorporated herein by reference to Exhibit 10.83 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.32+ Employment Agreement dated as of August 19, 1993, by and between Positron Corporation and Howard R. Baker (incorporated herein by reference to Exhibit 10.84 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.33 Amended and Restated Warrant Agreement dated as of April 14, 1994, by and between Positron Corporation and Continental Stock Transfer and Trust Company (including form of Warrant Certificate).

10.34 First Amendment to Amended and Restated Registration Rights Agreement, dated as of November 19, 1993, by and among Positron Corporation and the other signatories thereto (incorporated herein by reference to Exhibit
        10.91 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.35 Agreement made and entered into as of October 31, 1993, by and between Positron Corporation and Nizar A. Mullani (incorporated herein by reference to Exhibit 10.97 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.36 Agreement made and entered into as of October 31, 1993, by and between Positron Corporation and K. Lance Gould (incorporated herein by reference to Exhibit 10.98 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.37 Agreement made and entered into as of November 15, 1993, by and between Positron Corporation and Nizar A. Mullani (incorporated herein by reference to Exhibit 10.100 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.38 Agreement made and entered into as of November 15, 1993, by and between Positron Corporation and K. Lance Gould (incorporated herein by reference to Exhibit 10.101 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.39 First Amendment made and entered as of January 25, 1994, by and between Emory University d/b/a Crawford Long Hospital and Positron Corporation (incorporated herein by reference to Exhibit 10.102 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1993).

10.40+ Employment Agreement dated January 1, 1996 by and between Werner J. Haas, Ph.D. and Positron Corporation (incorporated herein by reference to Exhibit 10.40 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995).

10.41 Loan and Security Agreement made as of November 14, 1995, between Positron Corporation and Uro-Tech, Ltd. (incorporated herein by reference to Exhibit 10.41 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995).

10.42 First Modification and Extension Agreement made as of January 3, 1996, by Positron Corporation and Uro-Tech, Ltd. (incorporated herein by reference to Exhibit 10.42 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995).

10.43 Second Modification and Extension Agreement made as of February 26, 1996 by Positron Corporation and Uro-Tech, Ltd. (incorporated herein by reference to Exhibit 10.43 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995).

10.44 Uro-Tech Loan Conversion Agreement dated as of November 14, 1995, between Positron Corporation and Uro-Tech, Ltd. (incorporated herein by reference to Exhibit 10.44 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995).

10.45 Promissory Note dated September 14, 1995, in the principal amount of $1,500,000 payable to Uro-Tech, Ltd. (incorporated herein by reference to Exhibit 10.45 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995).

10.46 Promissory Note dated September 14, 1995, in the principal amount of $1,000,000 payable to Uro-Tech, Ltd. (incorporated herein by reference to Exhibit 10.46 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995).

10.47 Revolving Finance agreement with Boston Financial & Equity Corporation (incorporated herein by reference to Exhibit 10.47 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995).

10.48 Security Agreement Boston Financial & Equity Corporation (incorporated herein by reference to Exhibit 10.48 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995).

10.49 Supplement to Security Agreement Security Interest in Inventory (incorporated herein by reference to Exhibit 10.49 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995).

10.50   Inter-Creditor Agreement (incorporated herein by reference to Exhibit
        10.50 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995).

10.51 Loan Agreement between Positron Corporation and ProFutures Bridge Capital Fund, L.P. dated November 1, 1996.

10.52 Promissory Note dated November 14, 1996, in the principal amount of $1,400,000 payable to ProFutures Bridge Capital Fund, L.P.

10.53 InterCreditor Agreement dated November 14, 1996 among Uro-Tech, Ltd., Boston Financial & Equity Corporation and ProFutures Bridge Capital Fund, L.P.

10.54   Amendment to BF&E loan

10.55   Amendment to Uro-Tech loan

10.56 Acquisition Agreement between General Electric Company and Positron Corporation dated July 15, 1996.

10.57   Loan Agreement between Positron Corporation and Imatron, Inc..

10.58   Sales and Marketing Agreement With Beijing Chang Feng Medical.

10.59   Stock Purchase Agreement between Positron Corporation and Imatron, Inc.

10.60   Promissory Note from Positron Corporation to Imatron, Inc.

10.61*+ Employment Agreement dated as of January 22, 1999 by and between Positron Corporation and Gary H. Brooks

10.62* Agreement and Release dated as of November 30, 1999 by and among Positron Corporation, K. Lance Gould and University of Texas Medical Center

10.63*+ 1999 Stock Option Plan

10.64*+ 1999 Non-Employee Directors' Stock Option Plan

10.65*+ 1999 Stock Bonus Incentive Plan

10.66*+ 1999 Employee Stock Purchase Plan

10.67* Stock Purchase Warrant dated September 1, 1999 issued by Positron to S. Okamura and Associates, Inc.

10.68* Stock Purchase Warrant dated August 18, 1999 issued by Positron to Morris Holdings Ltd.

10.69* Stock Purchase Warrant dated January 20, 2000 issued by Positron to Vistula Finance Limited

23.1*   Consent of Ham, Langston & Brezina

24.1    Powers of Attorney (included on signature page hereto)


*       Filed herewith

+ Management contract or compensatory plan or arrangement identified pursuant to Item 13(a).

                              ITEM 28: UNDERTAKINGS

      A.    The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective Registration Statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      C.    The undersigned registrant hereby undertakes that:

            (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

            (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                    SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas on February 14, 2000.


                                            POSITRON CORPORATION


                                        By: /s/GARY H. BROOKS
                                            -----------------
                                            Gary H. Brooks
                                            President

                                POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints S. Lewis Meyer and Gary H. Brooks his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                      OFFICE                                   DATE

S. Lewis Meyer                 Director                         January 24, 2000

Gary H. Brooks                 Director, President Chief        February 7, 2000
                               Financial Officer
                               (Acting) and Secretary

Gary B. Wood, Ph.D.            Director                         February 1, 2000

Antonio P. Falcao              Director                         February 2, 2000

                                 EXHIBIT INDEX

3.1 Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

3.2 By-laws of the Registrant, as amended (incorporated herein by reference to Exhibit 3.2 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

4.1     Specimen Stock Certificate (incorporated herein by reference to Exhibit
        4.1 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994).

4.2     Form of Redeemable Warrant (included as part of Exhibit 4.5)

4.3 Statement of Designation Establishing Series A 8% Cumulative Convertible Redeemable Preferred Stock of Positron Corporation, dated February 28, 1996 (incorporated herein by reference to Exhibit 4.3 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995).

4.4 Warrant Agreement dated as of February 29, 1996, between Positron Corporation and Continental Stock Transfer & Trust Company (incorporated herein by reference to Exhibit 4.4 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995).

4.5 Specimen Redeemable Warrant Certificate to Purchase Shares of Common Stock (incorporated herein by reference to Exhibit 4.5 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995).

4.6 Stock Purchase Warrant dated as of February 7, 1996 issued by Positron Corporation to Boston Financial & Equity Corporation (incorporated herein by reference to Exhibit 4.6 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995).

4.7 Statement of Designation Establishing Series B 8% Cumulative Convertible Redeemable Preferred Stock of Positron Corporation, dated July 9, 1996.

4.8 Form of Warrant Agreement dated as of July 10, 1996, between Positron Corporation and Brooks Industries Profit Sharing Plan.

4.9* Warrant Agreement dated as of June 15, 1999 between Positron Corporation and Gary Brooks.

4.10* Stock Purchase Warrant dated as of June 15, 1999 issued by Positron Corporation to Gary H. Brooks.

4.11* Warrant Agreement dated as of June 15, 1999 between Positron Corporation and S. Lewis Meyer

4.12* Stock Purchase Warrant dated as of June 15, 1999 issued by Positron Corporation to S. Lewis Meyer

4.13* Stock Purchase Warrant dated as of September 20, 1999 issued by Positron Corporation to Uro-Tech, Ltd. as replacement for 1996 Warrant.

4.14 Form of Stock Purchase Agreement executed in connection with July 1999 Private Placement (incorporated by reference to Exhibit 5.1 to the Company's Report on 8-K dated August 18, 1999.)

4.15 Form of Common Stock Purchase Warrant in connection with July 1999 Private Placement (incorporated by reference to Exhibit 5.2 to the Company's Report on 8-K dated August 18, 1999.)

5.1     Opinion of Allen Matkins Leck Gamble & Mallory LLP

10.1 Lease Agreement dated as of July 1, 1991, by and between Lincoln National Pension Insurance Company and Positron Corporation (incorporated herein by reference to Exhibit 10.1 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.2 Agreement dated as of March 1, 1993, by and between Positron Corporation and Oxford Instruments (UK) Limited (incorporated herein by reference to Exhibit 10.2 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.3 International Distribution Agreement dated as of November 1, 1992, by and between Positron Corporation and Batec International , Inc. (incorporated herein by reference to Exhibit 10.3 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.4+   1994 Incentive and Nonstatutory Option Plan.

10.5+ Amended and Restated 1987 Stock Option Plan (incorporated herein by reference to Exhibit 10.5 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.6+   Retirement Plan and Trust (incorporated herein by reference to Exhibit
        10.6 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.7 Amended and Restated License Agreement dated as of June 30, 1987, by and among The Clayton Foundation for Research, Positron Corporation, K. Lance Gould, M.D., and Nizar A. Mullani (incorporated herein by reference to Exhibit 10.7 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.8 Clarification Agreement to Exhibit 10.7 (incorporated herein by reference to Exhibit 10.8 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.9 Royalty Assignment dated as of December 22, 1988, by and between K. Lance Gould and Positron Corporation (incorporated herein by reference to Exhibit 10.10 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.10   Royalty Assignment dated as of December 22, 1988, by and between Nizar
        A. Mullani and Positron Corporation (incorporated herein by reference to Exhibit 10.11 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.11 Royalty Assignment dated as of December 22, 1988, by and between The Clayton Foundation and Positron Corporation (incorporated herein by reference to Exhibit 10.12 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.12+ Stock Purchase Warrant dated October 31, 1993, issued to Gary B. Wood (incorporated herein by reference to Exhibit 10.15 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.13   Amendment No. 1 to Exhibit 10.22 (incorporated herein by reference to
        Exhibit 10.23 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.14+ Consulting Agreement dated as of January 15, 1993, by and between Positron Corporation and K. Lance Gould, M.D. (incorporated herein by reference to Exhibit 10.24 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.15 Stock Purchase Warrant dated February 25, 1993, issued to K. Lance Gould (incorporated herein by reference to Exhibit 10.26 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.16+ Consulting Agreement dated February 23, 1995, effective December 15, 1994, by and between Positron Corporation and F. David Rollo, M.D. Ph.D., FACNP.

10.17+ Consulting Agreement dated as of January 15, 1993, by and between Positron Corporation and Nizar A. Mullani (incorporated herein by reference to Exhibit 10.31 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.18+ Consulting Agreement dated as of November 12, 1993, by and between Positron Corporation and OmniMed Corporation (incorporated herein by reference to Exhibit 10.35 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.19 Contract No. 1318 dated as of December 30, 1991, by and between Positron Corporation and The University of Texas Health Science Center at Houston (incorporated herein by reference to Exhibit 10.39 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.20+ Letter Agreement dated July 30, 1993 between Positron Corporation and Howard Baker (incorporated herein by reference to Exhibit 10.52 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.21 Technology Transfer Agreement dated as of September 17, 1990, by and between Positron Corporation and Clayton Foundation for Research (incorporated herein by reference to Exhibit 10.54 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.22 Stock Purchase Warrant dated as of October 31, 1993 issued to Gerald Hillman (incorporated herein by reference to Exhibit 10.56 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.23 Stock Purchase Warrant dated as of October 31, 1993 issued to The Dover Group (incorporated herein by reference to Exhibit 10.57 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.24 Stock Purchase Warrant dated as of October 31, 1993 issued to John Wilson (incorporated herein by reference to Exhibit 10.63 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.25+ Stock Purchase Warrant dated as of October 31, 1993 issued to Robert Guezuraga (incorporated herein by reference to Exhibit 10.64 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.26 Stock Purchase Warrant dated as of October 31, 1993 issued to Richard Ronchetti (incorporated herein by reference to Exhibit 10.65 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.27 Form of Amended and Restated Registration Rights Agreement dated as of November 3, 1993, by and among Positron and the other signatories thereto (1993 Private Placement) (incorporated herein by reference to Exhibit 10.73 to the Company's Registration Statement on Form SB-2 (File No. 33-68722).

10.28 Registration Rights Agreement dated as of July 31, 1993, by and among Positron and the other signatories thereto (other than the 1993 Private Placement) (incorporated herein by reference to Exhibit 10.74 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.29 Software Licenses dated as of March 1, 1993, by and between Positron Corporation and Oxford Instruments (UK) Limited (incorporated herein by reference to Exhibit 10.81 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.30 Distribution Agreement dated as of June 1, 1993, by and between Positron Corporation and Elscint, Ltd. (incorporated herein by reference to Exhibit 10.82 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.31+ Employment Agreement dated as of August 19, 1993, by and between Positron Corporation and Richard E. Hitchens (incorporated herein by reference to Exhibit 10.83 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.32+ Employment Agreement dated as of August 19, 1993, by and between Positron Corporation and Howard R. Baker (incorporated herein by reference to Exhibit 10.84 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.33 Amended and Restated Warrant Agreement dated as of April 14, 1994, by and between Positron Corporation and Continental Stock Transfer and Trust Company (including form of Warrant Certificate).

10.34 First Amendment to Amended and Restated Registration Rights Agreement, dated as of November 19, 1993, by and among Positron Corporation and the other signatories thereto (incorporated herein by reference to Exhibit
        10.91 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.35 Agreement made and entered into as of October 31, 1993, by and between Positron Corporation and Nizar A. Mullani (incorporated herein by reference to Exhibit 10.97 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.36 Agreement made and entered into as of October 31, 1993, by and between Positron Corporation and K. Lance Gould (incorporated herein by reference to Exhibit 10.98 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.37 Agreement made and entered into as of November 15, 1993, by and between Positron Corporation and Nizar A. Mullani (incorporated herein by reference to Exhibit 10.100 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.38 Agreement made and entered into as of November 15, 1993, by and between Positron Corporation and K. Lance Gould (incorporated herein by reference to Exhibit 10.101 to the Company's Registration Statement on Form SB-2 (File No. 33-68722)).

10.39 First Amendment made and entered as of January 25, 1994, by and between Emory University d/b/a Crawford Long Hospital and Positron Corporation (incorporated herein by reference to Exhibit 10.102 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1993).

10.40+ Employment Agreement dated January 1, 1996 by and between Werner J. Haas, Ph.D. and Positron Corporation (incorporated herein by reference to Exhibit 10.40 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995).

10.41 Loan and Security Agreement made as of November 14, 1995, between Positron Corporation and Uro-Tech, Ltd. (incorporated herein by reference to Exhibit 10.41 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995).

10.42 First Modification and Extension Agreement made as of January 3, 1996, by Positron Corporation and Uro-Tech, Ltd. (incorporated herein by reference to Exhibit 10.42 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995).

10.43 Second Modification and Extension Agreement made as of February 26, 1996 by Positron Corporation and Uro-Tech, Ltd. (incorporated herein by reference to Exhibit 10.43 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995).

10.44 Uro-Tech Loan Conversion Agreement dated as of November 14, 1995, between Positron Corporation and Uro-Tech, Ltd. (incorporated herein by reference to Exhibit 10.44 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995).

10.45 Promissory Note dated September 14, 1995, in the principal amount of $1,500,000 payable to Uro-Tech, Ltd. (incorporated herein by reference to Exhibit 10.45 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995).

10.46 Promissory Note dated September 14, 1995, in the principal amount of $1,000,000 payable to Uro-Tech, Ltd. (incorporated herein by reference to Exhibit 10.46 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995).

10.47 Revolving Finance agreement with Boston Financial & Equity Corporation (incorporated herein by reference to Exhibit 10.47 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995).

10.48 Security Agreement Boston Financial & Equity Corporation (incorporated herein by reference to Exhibit 10.48 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995).

10.49 Supplement to Security Agreement Security Interest in Inventory (incorporated herein by reference to Exhibit 10.49 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995).

10.50   Inter-Creditor Agreement (incorporated herein by reference to Exhibit
        10.50 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995).

10.51 Loan Agreement between Positron Corporation and ProFutures Bridge Capital Fund, L.P. dated November 1, 1996.

10.52 Promissory Note dated November 14, 1996, in the principal amount of $1,400,000 payable to ProFutures Bridge Capital Fund, L.P.

10.53 InterCreditor Agreement dated November 14, 1996 among Uro-Tech, Ltd., Boston Financial & Equity Corporation and ProFutures Bridge Capital Fund, L.P.

10.54   Amendment to BF&E loan

10.55   Amendment to Uro-Tech loan

10.56 Acquisition Agreement between General Electric Company and Positron Corporation dated July 15, 1996.

10.57   Loan Agreement between Positron Corporation and Imatron, Inc..

10.58   Sales and Marketing Agreement With Beijing Chang Feng Medical.

10.59   Stock Purchase Agreement between Positron Corporation and Imatron, Inc.

10.60   Promissory Note from Positron Corporation to Imatron, Inc.

10.61*+ Employment Agreement dated as of January 22, 1999 by and between Positron Corporation and Gary H. Brooks

10.62* Agreement and Release dated as of November 30, 1999 by and among Positron Corporation, K. Lance Gould and University of Texas Medical Center

10.63*+ 1999 Stock Option Plan

10.64*+ 1999 Non-Employee Directors' Stock Option Plan

10.65*+ 1999 Stock Bonus Incentive Plan

10.66*+ 1999 Employee Stock Purchase Plan

10.67* Stock Purchase Warrant dated September 1, 1999 issued by Positron to S. Okamura and Associates, Inc.

10.68 Stock Purchase Warrant dated August 18, 1999 issued by Positron to Morris Holdings Ltd.

10.69 Stock Purchase Warrant dated January 20, 2000 issued by Positron to Vistula Finance Limited

23.1*   Consent of Ham, Langston & Brezina

24.1    Powers of Attorney (included on signature page hereto)


*       Filed herewith

**      To be filed by amendment

+ Management contract or compensatory plan or arrangement identified pursuant to Item 13(a).